Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TUTOR PERINI CORPORATION,

GALAXY MERGER, INC.,

GREENSTAR SERVICES CORPORATION

AND

GREENSTAR IH REP LLC, AS THE INTEREST HOLDER REPRESENTATIVE

Dated as of July 1, 2011

TABLE OF CONTENTS

		Page

ARTICLE I	DEFINITIONS	1

Section 1.01.	Definitions.	1
Section 1.02.	Terms Defined Elsewhere	12

ARTICLE II	THE MERGER	15

Section 2.01.	Merger	14
Section 2.02.	Closing	14
Section 2.03.	Effective Time	14
Section 2.04.	Effect of the Merger	14
Section 2.05.	Surviving Company's Organizational Documents	14
Section 2.06.	Surviving Company's Directors and Officers	14
Section 2.07.	Effect on Company Stock, Options and SARs Plan	14
Section 2.08.	Calculation and Payment of the Aggregate Closing Date Consideration and Other Amounts.	15
Section 2.09.	Exchange Procedures.	17
Section 2.10.	Dissenters' Rights	18
Section 2.11.	Stock Transfer Books	18
Section 2.12.	Indemnity Holdback Amount; Special Holdback Amount.	18
Section 2.13.	Closing Net Worth Adjustments.	20
Section 2.14.	Earn-Out	23
Section 2.15.	Acknowledgement by Recipient of Aggregate Closing Date Consideration	25

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	25

Section 3.01.	Organization, Good Standing and Qualification	25
Section 3.02.	Capitalization.	25
Section 3.03.	Subsidiaries	26
Section 3.04.	Authority; Approval.	26
Section 3.05.	Third Party Consents; No Violations.	26
Section 3.06.	Financial Statements; Undisclosed Liabilities.	27
Section 3.07.	Absence of Certain Changes	28
Section 3.08.	Litigation	29
Section 3.09.	Employee Benefits.	29
Section 3.10.	Compliance with Law.	31
Section 3.11.	Material Contracts.	31
Section 3.12.	Real and Personal Property.	33
Section 3.13.	Labor and Employment Matters.	34
Section 3.14.	Takeover Statutes	35
Section 3.15.	Environmental Matters	36
Section 3.16.	Taxes.	37
Section 3.17.	Backlog	38
Section 3.18.	Intellectual Property.	39
Section 3.19.	Insurance	39
Section 3.20.	Company Requisite Approval	40
Section 3.21.	Customers and Partners.	40
Section 3.22.	Related Party Transactions	40

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2011 (this “Agreement”), is entered into by and among Tutor Perini Corporation, a Massachusetts corporation (the “Parent”), Galaxy Merger, Inc., a Delaware corporation (the “Merger Sub”), GreenStar Services Corporation, a Delaware corporation (the “Company”, and together with the Parent and Merger Sub, the “Parties”) and Greenstar IH Rep LLC, in its capacity as the Interest Holder Representative (the “Interest Holder Representative”).

RECITALS

WHEREAS, the Company’s Board of Directors (the “Company Board”) and the Merger Sub’s Board of Directors (the “Merger Sub Board”) have each approved and declared advisable, and the Parent’s Board of Directors has approved, this Agreement and the merger of the Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (as defined below);

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, immediately following the execution and delivery of this Agreement, certain of the Stockholders (as defined below) who collectively own approximately 89% of the issued and outstanding Preferred Stock, will execute and deliver an unconditional written consent to the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Stockholder Written Consent”); and

WHEREAS, the Company, the Interest Holder Representative, Parent and the Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the Company, Parent and the Merger Sub hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.          Definitions.

“Accounts Receivable” means all accounts receivables (net of any reserve amounts), as of a specified date, determined based on the books and records of the Company and its Subsidiaries and in accordance with GAAP applied on a consistent basis.

“Adjusted Indemnity Holdback Amount” means the Indemnity Holdback Amount plus any interest accrued thereon pursuant to Section 2.12(b) minus any amounts, if any, (A) Parent has offset prior to the Indemnity Holdback Payment Date for any (i) Losses, if any, for which any Parent Indemnified Party is entitled (as consented to in writing by the Interest Holder Representative or pursuant to a Final Order, in each case in the amounts set forth therein) to indemnification or reimbursement in accordance with Article IX hereof, plus (ii) payments, if any, due from the Interest Holders in accordance with Sections 6.06, 6.07, 6.08 and 6.09 plus (iii) the amount of any Remaining Payment Obligations owed pursuant to Section 2.13(d)(iii), minus (B) representing Pending Claims minus (C) Parent previously paid to, or as directed by, the Interest Holder Representative, on behalf of the Interest Holders, pursuant to the terms of this Agreement.

“Adjusted Special Holdback Amount” means the Special Holdback Amount plus any interest accrued thereon pursuant to Section 2.12(b) minus any amounts, if any (A) Parent has offset prior to any Special Holdback Payment Date to satisfy payments, if any, in accordance with Section 6.09 minus (B) Parent previously paid to, or as directed by, the Interest Holder Representative, on behalf of the Interest Holders, pursuant to the terms of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For these purposes, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Closing Date Consideration” means the Closing Date Cash Consideration and the Promissory Note.

“Aggregate Closing SARs Consideration” means the aggregate amount of the Aggregate Closing Date Consideration payable (in the form of cash and notes) to the SARs Participants, as specified on the Allocation Schedule.

“Allocable Portion” means, with respect to each Interest Holder, each such Person’s allocable portion of amounts payable pursuant to the terms of this Agreement to the Interest Holders (including the Closing Date Cash Consideration, the Adjusted Indemnity Holdback Amount, the Adjusted Special Holdback Amount, the Interest Holder Representative Reserve, the Promissory Note Amount (plus any interest accrued thereon in accordance with the terms of the Promissory Note) and all other amounts payable on account of the Interest Holders), determined as if distributions were made to such Person in accordance with the terms of the Company’s Charter, and the SARs Plan, in each case, as the same is in effect immediately prior to the Effective Time (taking into consideration any amounts or reimbursements already made to such Person in accordance with this Agreement).  The Allocable Portion shall be determined in good faith by the Interest Holder Representative (in its sole discretion), except in respect of any calculation made on the Allocation Schedule as of the date hereof, which shall be determined in good faith by the Company (in its sole discretion).

“Applicable Accounting Principles” means the accounting principles set forth on Exhibit A.

“Backlog” means (a) the value of incomplete work-in-progress under written, fully executed Contracts with project owners or general contractors, and (b) the estimated value of projects awarded to the Company or its Subsidiaries, for which letters of intent, notices of intent to award such projects, notices of intent to proceed have been received or for which work has been started (excluding work that has already been completed) but Contracts with the owner or general contractor have not been executed.  For the avoidance of doubt, Backlog shall not include gross margin.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in the State of New York, State of Delaware or State of California are required or authorized by applicable Law or executive order to be closed.

“Closing” means the consummation of the transactions contemplated by the Agreement, including the Merger.

“Closing Date Cash Consideration” means an amount equal to (a) the Equity Value, plus (b) the amount of the Estimated Positive Net Worth Adjustment, if any, minus (c) the amount of the Estimated Negative Net Worth Adjustment, if any, minus (d) the Indemnity Holdback Amount, minus (e) the Interest Holder Representative Reserve, minus (f) the Special Holdback Amount, minus (g) the Estimated Transaction Expenses (to the extent not paid or accrued prior to the Closing), minus (h) the GC Termination Payments (to the extent not paid or accrued prior to the Closing), and minus (i) the Promissory Note Amount.

“Closing GC Termination Payments” means the GC Termination Payments minus Deferred GC Termination Payments.

“Closing SARs Cash Consideration” means the aggregate amount of the Closing Date Cash Consideration payable (in the form of cash) to the SARs Participants, as specified on the Allocation Schedule.

“Closing Stockholder Cash Consideration” means the Closing Date Cash Consideration minus the Closing SARs Cash Consideration, as specified on the Allocation Schedule.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Collectively Bargained Program” means each Multiemployer Employer Plan and each Multiple Employer Plan to which contributions are made by the Company or its Subsidiaries, or for which the Company or its Subsidiaries would reasonably be expected to have liability by reason of having an ERISA Affiliate.

“Company Material Adverse Effect” with respect to the Company and its Subsidiaries, means any change, circumstance, effect or state of facts that, individually or in the aggregate, has a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall exclude any adverse changes or conditions as and solely to the extent such changes or conditions relate to or result from general economic conditions or other conditions generally affecting the industry in which the Company and its Subsidiaries operate (so long as such conditions do not disproportionately and adversely affect the Company and its Subsidiaries as compared to similarly situated businesses).

“Company Option Plans” means (a) the GreenStar Services Corporation 2008 Stock Incentive Plan and (b) the GreenStar Services Corporation 2010 Stock Incentive Plan, in each case as in effect immediately prior to the Effective Time.

“Company’s Charter” means the Second Amended and Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time.

“Contract” means any agreement, lease, license, note, mortgage, indenture, commitment or contract.

“Controlled Affiliate” means, with respect to any Person, any other Person more than 50% of whose outstanding voting securities or other equity interests are directly or indirectly owned by such Person.

“Deferred GC Termination Payments” means those GC Termination Payments deferred and not paid at Closing in an amount equal to $5,000,000.

“Deferred Management Bonuses” means those Management Bonuses deferred and not paid at Closing in an amount equal to $3,071,000.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earn-Out Indemnity Cap” means Ten Million Dollars ($10,000,000).

“Employee Program” means each employee benefit plan (whether or not within the meaning of § 3(3) of ERISA and whether or not subject to ERISA), including each employee pension plan, employee welfare, written or oral employment or consulting agreement, change in control agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee, director or consultant of the Company or any of its Subsidiaries and which is sponsored or maintained by or to which contributions are made by the Company or any of its Subsidiaries, or for which the Company or its Subsidiaries would reasonably be expected to be liable by reason of having an ERISA Affiliate, but specifically excluding any Multiemployer Plan or Multiple Employer Plan.

 “Environment” means soil, sediment, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, surface or subsurface strata, ambient air (including indoor air), and any other natural resources.

“Environmental Laws” means any applicable Law or Order applicable to the regulation or protection of the Environment, existing as of the date hereof.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefore.

“Equity Value” means One-Hundred and Seventy-Five Million Dollars ($175,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended from time to time.

“ERISA Affiliate” means any other organization which together with the Company and its Subsidiaries is treated as a single employer under Code §§ 414(b) or (c).

“Estimated Negative Net Worth Adjustment” means an amount equal to (i) Target Closing Net Worth minus (ii) Estimated Closing Net Worth, if a positive number.

“Estimated Positive Net Worth Adjustment” means an amount equal to (i) Estimated Closing Net Worth minus (ii) Target Closing Net Worth, if a positive number.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, each as amended from time to time.

“F/P Amount” means Two Million Dollars ($2,000,000).

“Final Order” means a final and nonappealable arbitration award or order of a court of competent jurisdiction.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GC Agreement” means that certain Greenstar Services Corporation GC Division Wind Down Compensation Structure Binding Term Sheet, dated as of December 14, 2010, by and among the Company, WDF, Inc., Nick Ciarcia, Larry Ciarcia, Ira Grunther, and Steven Smith.

“GC Termination Payments” means the aggregate amount paid at Closing (and to be paid following Closing) to Nick Ciarcia, Larry Ciarcia, Ira Grunther and Steven Smith to terminate the GC Agreement, such payments to be deemed to occur immediately prior to the Closing, as provided in the GC Termination and Release Agreement.

“Governmental Authority” means any federal, state, local or foreign government, or political subdivision thereof, or any agency entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal.

“Gross Margin Result” means, for each project set forth on Updated Disclosure Section 6.07 and set forth on the Gross Margin Report, the sum of: (i) Parent’s reasonable good faith estimate, as of the date of delivery of the Gross Margin Report, of the fee or gross margin that the Company or its Subsidiaries is reasonably likely to record for such project after the date of delivery of the Gross Margin Report; plus (ii) the fee or gross margin for such project actually realized by the Company or its Subsidiaries through the date of delivery of the Gross Margin Report prepared on a consistent basis (determined in accordance with GAAP consistently applied, to the extent GAAP is applicable).

“Hazardous Material” means any contaminant, pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are defined, or regulated under or pursuant to any Environmental Laws, and including asbestos, asbestos-containing materials, PCBs, or any oil, waste oil, petroleum, or petroleum product.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnity Escrow Fund” means the Indemnity Escrow Account, as adjusted from time to time (including to account for interest thereon) in accordance with the Escrow Agreement.

“Indemnity Holdback Amount” means Seventeen Million Five Hundred Thousand Dollars ($17,500,000).

“Indemnity Holdback Payment Date” means the date that is fifteen (15) months and one (1) day after the Closing Date (or if such date is not a Business Day, the immediately following Business Day).

“Interest Holder Representative Reserve” means One Million Five Hundred Thousand Dollars ($1,500,000).

“Interest Holders” means the Stockholders and SARs Participants.

“Interest Holders Representative Agreement” means the Interest Holders Representative Agreement, dated as of the Closing Date, by and among the Interest Holders party thereto and the Interest Holder Representative.

“IRS” means the United States Internal Revenue Service and any successor thereto.

“Knowledge of Parent” means, as to a particular fact or other matter, the actual knowledge (after reasonable inquiry) of Kenneth Burk, John Barrett and Bill Sparks.

“Knowledge of the Company” means, as to a particular fact or other matter, the actual knowledge (after reasonable inquiry) of Lawrence Roman, Gary Segal, Stephen Kornfeld, James Denning and Ira Grunther.

“Kornfeld Group” means (i) Stephen Kornfeld, the spouse, parent, sibling or lineal descendants of Mr. Kornfeld, (ii) all trusts for the benefit of Mr. Kornfeld or any of the foregoing, (iii) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing, and (iv) all Affiliates of Mr. Kornfeld.

“Law” means any federal, state, local, municipal, foreign, international, multinational, territorial constitution, law, ordinance, rule, regulation, permit, authorization, statute or treaty.

“Lien” means any pledge, mortgage, title defect, claim, lien, charge, encumbrance or security interest of any kind or nature.

“Loss” means claims, losses, liabilities, damages, Taxes, penalties, costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses.

“Management Agreement” means that certain Management Consulting Agreement dated as of January 29, 2008, among the Company (as successor in interest to WDF/Five Star Holdings Corporation), Eos Management, Inc. and Eos Management, L.P.

“Management Bonuses” means those bonuses payable at Closing (and those deferred and to be paid following Closing) and set forth in an aggregate amount on Section 1.01(a) of the Company Disclosure Letter.  Management Bonuses shall be payable by the Company at the direction of the Interest Holder Representative.

“Multiemployer Plan” means a multiemployer plan (within the meaning of ERISA §§ 3(37)).

“Multiple Employer Plan” means a multiple employer welfare arrangement (within the meaning of ERISA § 3(40)).

“Net Worth” means total assets (excluding any goodwill and other intangible assets) minus total liabilities of the Company and its Subsidiaries (on a consolidated basis) determined in accordance with Applicable Accounting Principles.  Net Worth shall exclude all Taxes included in the computation of the Payroll Tax Reimbursement.  For purposes of computing Net Worth immediately prior to the Effective Time, (i) deferred Tax liabilities and assets (including those deferred Tax assets and liabilities, if any, resulting from the Transaction Deductions and other items that are treated as reductions to the Closing Date Cash Consideration) shall be included; (ii) reserves and liabilities established pursuant to Financial Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” or other accounting methodologies that require reserves or accruals with respect to uncertain Tax positions or contingent Tax liabilities shall be excluded; and (iii) all items of income, gain, loss, deduction, and credit realized by the Company or any Subsidiary on the Closing Date, and which are not treated as occurring on the “next day” pursuant to Section 6.11(b)(iii), shall, subject to the next sentence, be included in such computation in accordance with the methodologies and conventions provided for in Section 6.11(b) and the definition of Pre-Closing Taxes as it relates to determining the amount of Taxes for a Straddle Period that are for a Pre-Closing Tax Period.  For purposes of computing Net Worth, any Tax benefits with respect to the Transaction Tax Deductions (after giving effect to the last sentence of the definition) that is not otherwise reflected shall be included as an asset assuming a forty four and four tenths of a percent (44.4%) effective income Tax rate.

“Net Worth Reserve” means an amount equal to Three Million Dollars ($3,000,000), which shall be held back by the Interest Holder Representative from the proceeds received from Parent in respect of the payoff of the Promissory Note in accordance with the terms of this Agreement and the Interest Holder Representative Agreement.  For the avoidance of doubt, there shall be no Net Worth Reserve if the Final Determination Date occurs on or prior to the Parent’s full and complete payoff of, and satisfaction of all obligations under, the Promissory Note.

“Nopetro LOI” means that Letter of Intent dated February 18, 2011 (as amended March 9, 2011) by and between the Company and Nopetro LLC.

“Options” means all options to purchase Common Stock issued pursuant to all Company Option Plans.

“Order” means any final and non-appealable award, decree, injunction, judgment, order or verdict entered, issued, made or rendered by, any Governmental Authority or arbitrator.

“Other PCO Shortfall” means an amount equal to (i) the Unapproved or Pending Change Orders and Claims as set forth on Updated Disclosure Section 6.08 that relate to the Other Projects minus (ii) the PCO and Claims that relate to the Other Projects, to the extent such calculation results in a positive number.  For the avoidance of doubt, if such calculation results in either zero or a negative number, there shall be no Other PCO Shortfall.

“Other Projects” means all projects listed on Updated Disclosure Section 6.08 other than the Special Holdback Projects.

“Paying Agent” means American Stock Transfer & Trust Company, LLC.

“Paying Agent Agreement” means the Paying Agent Agreement, dated as of the Closing Date, by and among the Parent, the Interest Holder Representative and the Paying Agent.

“Payroll Tax Reimbursement” means the employer portion of the payroll Taxes with respect to payments to the SARs Participants (including upon the payment of the Promissory Note) and pursuant to the GC Termination Payment and Management Bonuses that are not included in Net Worth (computed based upon a 1.45% employment Tax rate).

“PCO Shortfall” means an amount equal to (i) the Unapproved or Pending Change Orders and Claims as set forth on Updated Disclosure Section 6.08 minus (ii) the PCO and Claims, to the extent such calculation results in a positive number.  For the avoidance of doubt, if such calculation results in either zero or a negative number, there shall be no PCO Shortfall.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (iii) the interest of a landlord under a lease or a licensor under a license, (iv) Liens incurred in connection with (a) worker’s compensation, (b) unemployment compensation and (c) other types of social security, not yet delinquent or being contested in good faith by appropriate proceedings, (v) any Lien placed on any of the assets of the Company in connection with obtaining surety bonds or letters of credit in the ordinary course of business, (vi) Liens set forth in Section 1.01(b) of the Company Disclosure Letter, and (vii) such other Liens or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

“Person” means any individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or Governmental Authority.

“Pre-Closing Taxes” means (i) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period; (ii) all Taxes (or the non-payment thereof) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) all Taxes (or the non-payment thereof) of any Person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, for a Pre-Closing Tax Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Effective Date.  If a taxable period begins on or before the Effective Date and ends after the Closing Date, then the portion of the taxable period through the end of the Effective Date constitutes a Pre-Closing Tax Period.

“Pre-Tax Profit” means the profit of the Company and its Subsidiaries (on a consolidated basis) prior to reduction for income taxes of the Company and its Subsidiaries for such Earn-Out Term, calculated in accordance with past practices and based upon financial statements (prepared in accordance with GAAP consistently applied) of the Company, and shall exclude the effect of the following items: (i) any expenses incurred in connection with any loans provided to the Company or any of its Subsidiaries by Parent or any of Parent’s Affiliates other than a loan provided to the Company or its Subsidiaries by Parent (or an Affiliate of Parent) that the Company or such Subsidiary would have otherwise incurred on a stand alone basis (considering competitive market rates at which the same could be obtained from third party sources); (ii) any gain, loss, income or expense resulting from a change in the Company’s or any of its Subsidiaries’ accounting methods, principles or practices after the date hereof other than a change required by Law to cause such accounting methods, principles or practices to conform to GAAP consistent with past practices; (iii) any expenses directly or indirectly incurred by Parent, the Company or any of its Subsidiaries in connection with the acquisition of the Company by Parent; (iv) any corporate assessments, charges (including any additional depreciation, amortization or other cash or non-cash expense or income and any amortization of goodwill or other intangibles resulting from the acquisition of the Company by Parent) or allocations from Parent or any of its Affiliates other than (x) the reimbursement of any out-of-pocket expenses incurred by Parent (or any Affiliate of Parent) or (y) the reimbursement of costs that have a direct benefit to the Company and its Subsidiaries, in either case that the Company or any of its Subsidiaries would have incurred on a stand-alone basis (considering competitive market rates at which the same could be obtained from third party sources); (v) any expenses incurred by the Company or any of its Subsidiaries as a direct result of the public filing obligations of the Parent or any of its Affiliates; and (vi) the Deferred GC Termination Payments, the Deferred Management Bonuses, the Promissory Note and any interest accrued on any holdback amount.

“Pro Rata Amount” means, with respect to any Interest Holder, as of a specific date, the percentage equal to (A) the amount of cash consideration paid to such Interest Holder in the aggregate immediately prior to such date, plus such Interest Holder’s Allocable Portion of the Promissory Note (minus any amounts paid pursuant to the indemnification sections hereof directly by such Interest Holder), divided by (B) the sum of all cash consideration paid to all Interest Holders in the aggregate immediately plus such Interest Holder’s Allocable Portion of the Promissory Note (minus the aggregate amounts paid pursuant to the indemnification sections hereof directly by the Interest Holders).  Notwithstanding the foregoing, if there is a claim against the Interest Holders pursuant to this Agreement prior to the payment by Parent of all amounts due and outstanding under the Promissory Note, then the Pro Rata Amount shall be based solely on cash consideration actually paid to or on behalf of the Interest Holders.

“Proceeding” means any action, litigation, arbitration, claim, complaint, criminal prosecution or other similar proceeding by or before any Governmental Authority.

“Related Party” means (A) an individual who is an officer, director or Stockholder of the Company or any of its Subsidiaries, (B) any member of the family of any individual (or the spouse of any such individual) described in clause (A) above, (C) any trust, estate or partnership of which an individual described in clause (A) or (B) above is a grantor, fiduciary, beneficiary or partner or (D) any Person (or any subsidiary of such Person) of which one or more Persons described in clause (A), (B) or (C) above have either (x) aggregate record or beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of at least 10% of the outstanding equity securities or at least 10% of the outstanding voting securities or (y) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Roman Group” means (i) Lawrence Roman, the spouse, parent, sibling or lineal descendants of Mr. Roman, (ii) all trusts for the benefit of Mr. Roman or any of the foregoing, (iii) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing, and (iv) all Affiliates of Mr. Roman.

“SARs Participants” means all Persons issued SARs Percentage Interests under the SARs Plan.

“SARs Percentage Interest” means, with respect to each SARs Participant, the percentage interest specifically granted to each such SARs Participant in accordance with the terms of the SARs Plan.

“SARs Plan” means the GreenStar Services Corporation 2010 Appreciation Rights Plan, as in effect immediately prior to the Effective Time.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time.

“Segal Group” means (i) Gary Segal, the spouse, parent, sibling or lineal descendants of Mr. Segal, (ii) all trusts for the benefit of Mr. Segal or any of the foregoing, (iii) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing, and (iv) all Affiliates of Mr. Segal.

“Special Escrow Fund” means the Special Escrow Account, as adjusted from time to time (including to account for interest thereon) in accordance with the Escrow Agreement.

“Special Holdback Amount” means Eight Million Dollars ($8,000,000).

“Special Holdback Payment Date” means each date on which either (i) any portion of the Adjusted Special Holdback Amount is paid by Parent to, or as directed by, the Interest Holder Representative, on behalf of the Interest Holders or (ii) Parent offsets any amounts due to Parent under this Agreement that Parent is permitted to offset against the Adjusted Special Holdback Amount, in each case pursuant to and in accordance with the terms of this Agreement.  The final Special Holdback Payment Date shall be no later than the third (3rd) anniversary of the date hereof; provided that if on such date the Parent and the Interest Holder Representative believe in good faith that some or all of the remaining Identified Claims will be collected, the Parent and the Interest Holder Representative may agree to extend the final Special Holdback Payment Date for a mutually agreeable period.

“Special PCO Shortfall” means an amount equal to (i) the Unapproved or Pending Change Orders and Claims as set forth on Updated Disclosure Section 6.08 that relate to the Special Holdback Projects minus (ii) the PCO and Claims that relate to the Special Holdback Projects, to the extent such calculation results in a positive number.  For the avoidance of doubt, if such calculation results in either zero or a negative number, there shall be no Special PCO Shortfall.

“Stockholder” means any holder of Company Stock immediately prior to the Closing Date.

“Straddle Period” has the meaning specified in the definition of “Pre-Closing Taxes” in this Section 1.01.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Target Closing Net Worth” means One Hundred Forty Million Dollars ($140,000,000).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Deductions” means, without duplication, any deduction permitted under applicable Law for income Tax purposes attributable to (i) Transaction Expenses or other similar expenses paid with respect to the Closing Date or included in the computation of the Final Closing Date Net Worth; (ii) the payment (including the Aggregate Closing SARs Consideration, release of the Indemnity Holdback Amount or Special Holdback Amount, and the payment of the Promissory Note) to any SAR Participant pursuant to the SARs Plan (and all related employment Taxes); (iii) any success bonuses, sales bonuses, change in control payments, severance payments, retention payments, “phantom stock” payments, or similar payments (and all related employment Taxes) paid by the Company or any Subsidiary on or around the Closing Date or included in the computation of the Final Closing Date Net Worth; (iv) the GC Termination Payments; and (v) the repayment of any indebtedness of the Company or any Subsidiary on the Closing Date.   The amount of Transaction Deductions shall assume that the Indemnity Holdback Amount and Special Holdback Amount and the initial principal on the Promissory Note were all paid in cash to the Interest Holders on the Closing Date.  The amount of the Transaction Deductions shall assume that the Indemnity Holdback Amount, the Deferred GC Termination Payment and the Deferred Management Bonuses were all paid in cash to the Interest Holders on the Closing Date.

“Transaction Expenses” means, to the extent not paid or accrued prior to the Closing (i) any legal, accounting, financial advisory and other third party advisory or consulting fees and other similar expenses incurred by the Company or any of its Subsidiaries (on its own behalf or on behalf of any other Person) on or prior to the Closing in connection with the transactions contemplated by this Agreement (including the Paying Agent’s fee, the D&O Tail Premium and Transfer Taxes, but for the avoidance of doubt, not including the GC Termination Payment), (ii) the Management Bonuses and (iii) Payroll Tax Reimbursements.  Payment of all Transaction Expenses shall be deemed to occur immediately prior to the Effective Time.

“WARN Act” means the Worker Adjustment Restraining and Notification Act, 29 U.S.C. Section 2101 et seq, as amended.

“Yearly Excess” means, with respect to any Earn-Out Year, the amount, if any, by which the Yearly Earn-Out Payment exceeds the Yearly Earn-Out Cap.

“Yearly Shortfall” means, with respect to any Earn-Out Year, the amount, if any, by which the Yearly Earn-Out Cap exceeds the Yearly Earn-Out Payment.

Section 1.02.          Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Actual Closing Net Worth”	Section 2.13(b)
“Agreement”	Preamble
“Allocation Schedule”	Section 2.08(b)
“A/R Estimate”	Section 6.06(a)
“Audited Financial Statements”	Section 3.06(a)
“Basket”	Section 9.02(b)
“Business Employees”	Section 3.13(a)
“Cap”	Section 9.02(b)
“Certificate of Merger”	Section 2.03
“Certificates”	Section 2.09(a)
“CitiField Amounts”	Section 6.10(b)
“Claim Amount”	Section 2.12(b)
“Claim Notice”	Section 9.05(a)
“Closing Date”	Section 2.02
“Closing Date Statement”	Section 2.13(b)
“Common Stock”	Section 3.02(a)
“Company”	Preamble
“Company Board”	Recitals
“Company Disclosure Letter”	Article III
“Company Environmental Permits”	Section 3.15(a)
“Company Financial Statements”	Section 3.06(a)
“Company Fundamental Representations”	Section 9.01(a)
“Company Intellectual Property”	Section 3.18(a)
“Company Owned Intellectual Property”	Section 3.18(a)
“Company Requisite Approvals”	Section 3.20

“Company Service”	Section 3.26
“Company Stock”	Section 3.02(a)
“Contingent Workers”	Section 3.13(a)
“Current Special Shortfall”	Section 6.09
“Customers”	Section 3.21(a)
“Deferred Billings”	Section 6.08(a)
“Deficient Amount”	Section 2.13(d)(ii)
“Depleted Amount”	Section 9.02(c)(iii)(A)(3)
“D&O Tail Premium”	Section 6.02(b)
“Disclosure Document”	Section 5.01
“Dissenting Shares”	Section 2.07(a)(i)
“Dissenting Stockholders”	Section 2.07(a)(i)
“Earn-Out Payment”	Section 2.14
“Earn-Out Term”	Section 2.14(a)
“Earn-Out Year”	Section 2.14(a)
“Effective Time”	Section 2.03
“Escrow Agreement”	Section 2.12(b)
“Estimate Date”	Section 6.06(a)
“Estimated Closing Net Worth”	Section 2.13(a)
“Estimated Closing Statement”	Section 2.13(a)
“Estimated Transaction Expenses”	Section 2.13(a)
“Excess Amount”	Section 2.13(d)(i)
“Excess Claim Amount”	Section 2.12(b)
“Exclusions”	Section 9.02(b)
“Final Closing Date Net Worth”	Section 2.13(d)(v)
“Final Determination Date”	Section 2.13(d)
“Final Tax Return”	Section 6.11(a)
“F/P One Year Date”	Section 9.01(c)(i)
“F/P Three Year Date”	Section 9.01(c)(ii)
“Fundamental Representations”	Section 9.01(a)
“GC Termination and Release Agreement”	Section 7.01(d)
“Government Contract”	Section 3.31
“Gross Margin Report”	Section 6.07(d)
“Guarantees”	Section 6.13
“Guarantors”	Section 6.13
“Identified Claims”	Section 6.09
“Indemnified Party”	Section 9.05(a)
“Indemnifying Party”	Section 9.05(a)
“Indemnitors”	Section 9.02(a)
“Intellectual Property”	Section 3.18(a)
“Interest Holder Representative”	Preamble
“Interim Financial Statements”	Section 3.06(a)
“Material Contracts”	Section 3.11(a)
“Merger”	Recitals
“Merger Consideration”	Section 2.08(a)
“Merger Sub”	Preamble
“Merger Sub Board”	Recitals
“Net Adjustment Amount”	Section 2.13(d)(v)
“Neutral Accountant”	Section 2.13(c)
“Neutral Arbitrator”	Section 6.07(d)
“Nonqualified Deferred Compensation Plan”	Section 3.16(a)(viii)

“Notice”	Section 2.13(c)
“Notice Period”	Section 2.13(c)
“NPL”	Section 3.15(c)
“Offset Amount”	Section 2.12(b)
“Offset Claims”	Section 6.08(a)
“Parent”	Preamble
“Parent/Merger Sub Fundamental Representations”	Section 9.01(a)
“Parent Indemnified Parties”	Section 9.02(a)
“Parent SEC Documents”	Section 4.08
“Parties”	Preamble
“Partners”	Section 3.21(a)
“PCO and Claims”	Section 6.08(b)
“PCO and Claims Report”	Section 6.08(b)
“Pending Claim”	Section 2.12(d)
“Permits”	Section 3.27
“Post-Closing Consideration Payments”	Section 2.07(a)(i)
“Preferred Stock”	Section 3.02(a)
“Pre-Tax Profit Report”	Section 2.14(b)
“Promissory Note”	Section 7.01(b)
“Promissory Note Amount”	Section 7.01(b)
“Purchased Assets”	Section 3.12(c)(i)
“Real Property Leases”	Section 3.12(b)
“Remaining Payment Obligation”	Section 2.13(d)(iii)
“Representation Termination Date”	Section 9.01(a)
“Resolution Period”	Section 2.13(c)
“Roll-Over Amount”	Section 6.09
“SARs Forfeiture Agreement”	Section 2.07(c)
“Seller Indemnified Parties”	Section 9.03
“Series A Preferred”	Section 3.02(a)
“Series B Preferred”	Section 3.02(a)
“Settled Pending Claim Amount”	Section 2.12(d)
“Special Holdback Project”	Section 6.09
“Statutory Representations”	Section 9.01(a)
“Stockholder Written Consent”	Recitals
“Subcontractors”	Section 3.28(b)
“Suppliers”	Section 3.28(a)
“Surviving Company”	Section 2.01
“Tax Contest”	Section 6.11(e)(i)
“Third Party Claim”	Section 9.05(a)
“Third Party Rights”	Section 3.18(c)
“Transfer Taxes”	Section 6.01
“Transmittal Instructions”	Section 2.09(a)
“True-Up Date”	Section 6.06(a)
“Unapproved or Pending Change Orders and Claims”	Section 6.08(a)
“Uncollected Accounts Receivables”	Section 6.06(a)
“Updated Disclosure Section 6.06”	Section 2.13(b)
“Updated Disclosure Section 6.07”	Section 2.13(b)
“Updated Disclosure Section 6.08”	Section 2.13(b)
“Yearly Earn-Out Cap”	Section 2.14(a)
“Yearly Earn-Out Payment"	Section 2.14(a)

ARTICLE II

THE MERGER

Section 2.01.             Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”).

Section 2.02.             Closing.  The Closing shall be held on the date the Company Requisite Approval is delivered by the Company to the Parent (the “Closing Date”) and at such location as may be mutually agreed by Parent and the Company.

Section 2.03.             Effective Time.  Upon the terms and subject to the conditions set forth in the Agreement, on the Closing Date, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”), and any other required documents, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent and Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

Section 2.04.             Effect of the Merger.  At the Effective Time, the Merger shall have the effect provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Merger Sub and the Company shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Company.

Section 2.05.             Surviving Company’s Organizational Documents.  The Certificate of Incorporation and By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

Section 2.06.             Surviving Company’s Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time (and identified as Surviving Company Directors in Exhibit B hereto) shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Company.  The Persons identified in Exhibit C hereto as Surviving Company Officers shall be the initial officers of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Company.

Section 2.07.             Effect on Company Stock, Options and SARs Plan.  At the Effective Time, by virtue of the Merger and without any further action on the part of any of Parent, the Merger Sub, the Company or the Stockholders, the following shall occur:

(a)           Conversion of Company Stock.

(i)             Each share of Series A Preferred issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock cancelled pursuant to Section 2.07(d) and any shares of Company Stock (“Dissenting Shares”) that are held by Stockholders entitled to exercise, and thereafter properly exercise, appraisal rights pursuant to Section 262 of the DGCL, in accordance with Section 2.10 (“Dissenting Stockholders”)) shall be cancelled, retired and shall cease to exist and shall be converted into and represent, upon (x) surrender of a Certificate formerly representing such share in the manner provided in this Agreement and (y) delivery of an executed counterpart to the Interest Holder Representative Agreement, the right to receive its Allocable Portion of the Aggregate Closing Date Consideration, and following the Closing, each Stockholder that holds Series A Preferred shall be entitled to receive its Allocable Portion, if any, of (A) the Adjusted Indemnity Holdback Amount and the Adjusted Special Holdback Amount, in each case as and to the extent payable in accordance with the terms of this Agreement, (B) the Interest Holder Representative Reserve and the Net Worth Reserve, if any, as and when released in accordance with the terms of the Interest Holder Representative Agreement, (C) the Earn-Out Payment, if any and (D) any other amounts received by the Interest Holder Representative (including Settled Pending Claim Amounts) on behalf of the Interest Holders (the items set forth in clauses (A) – (D), collectively, and to the extent actually paid, the “Post-Closing Consideration Payments”).

(ii)            Each share of Series B Preferred issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled, retired and shall cease to exist and shall be converted into and represent, upon (x) surrender of a Certificate formerly representing such share in the manner provided in this Agreement and (y) delivery of an executed counterpart to the Interest Holder Representative Agreement, the right to receive its Allocable Portion of the Aggregate Closing Date Consideration, and following the Closing, each Stockholder that holds Series B Preferred shall be entitled to receive its Allocable Portion, if any, of the Post-Closing Consideration Payments.

(b)           Treatment of Options.  Each Option issued and outstanding immediately prior to the Effective Time is currently “out of the money,” and upon consummation of the Merger shall cease to exist.

(c)           Conversion of SARs Percentage Interest.  Each SARs Percentage Interest outstanding immediately prior to the Effective Time shall be cancelled, retired and shall cease to exist and shall be converted into and represent, upon execution and delivery of a SARs forfeiture agreement (the “SARs Forfeiture Agreement”) to the Interest Holder Representative, the right to receive the amount specified in the Allocation Schedule relating to each such SARs Percentage Interest, such amount to be paid by the Surviving Company immediately following the Effective Time, and its Allocable Portion of the Promissory Note (in accordance with the terms of the Promissory Note).  Following the Closing, each SARs Participant shall be entitled to receive its Allocable Portion, if any, of the Post-Closing Consideration Payments.

(d)           Cancellation of Certain Shares.  Each share of Company Stock held by Parent, Merger Sub, or the Company in the Company’s treasury immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(e)           Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

Section 2.08.             Calculation and Payment of the Aggregate Closing Date Consideration and Other Amounts.

(a)           The aggregate amount of consideration to be paid by the Parent to the Interest Holders (or with respect to the Promissory Note, to the Interest Holder as nominee (and on behalf of) the Interest Holders), in connection with the Merger shall be (1) an amount equal to (A) the Closing Date Cash Consideration (paid in cash), plus (B) the Adjusted Indemnity Holdback Amount, as and to the extent payable, plus (C) the Adjusted Special Holdback Amount, as and to the extent payable, plus (D) the Interest Holder Representative Reserve, as and to the extent payable, plus (E) the Earn-Out Payment, if any, plus (F) any other amounts received by the Interest Holder Representative on behalf of the Interest Holders plus (2) the Promissory Note in accordance with the terms thereof (such amount, the “Merger Consideration”).

(b)           Prior to the Closing Date, the Company delivered to Parent and Merger Sub a schedule (the “Allocation Schedule”) setting forth (i) the name and address of each Interest Holder, (ii) the SARs Percentage Interests of each Interest Holder, (iii) the Closing SARs Cash Consideration and the amount of the Closing SARs Cash Consideration payable to each SARs Participant, (iv) the Closing Stockholder Cash Consideration and the amount of the Closing Stockholder Cash Consideration payable to each Stockholder and (v) the Pro Rata Amount of each Interest Holder as of the Closing (assuming the amounts outstanding under the Promissory Note have been paid in full).  In formulating the Allocation Schedule, the portion of the Closing Date Cash Consideration payable in respect of each share of Company Stock and each SARs Percentage Interest shall be determined as if the Closing Date Cash Consideration were distributed to all Interest Holders pursuant to the terms of the Company’s Certificate of Incorporation and the SARs Plan (in each case, as such documents were in effect immediately prior to the Effective Time).

(c)           At the Closing, the Parent shall:

(i)             pay, or cause to be paid, to the Paying Agent, by wire transfer of immediately available funds to an account designated by the Paying Agent prior to the Closing and for the benefit of the Stockholders (other than the Dissenting Stockholders), an amount equal to the Closing Stockholder Cash Consideration, which amount shall be paid by the Paying Agent to the Stockholders (other than the Dissenting Stockholders) in accordance with the Allocation Schedule and the Paying Agent Agreement;

(ii)            pay, or cause to be paid, to the Company or its Subsidiaries (as the case may be), by wire transfer of immediately available funds to the accounts designated by the Company prior to the Closing and for the benefit of the SARs Participants, an amount equal to the Closing SARs Cash Consideration, which amount shall be paid by the Surviving Company to the SARs Participants in accordance with the Allocation Schedule (subject to withholding pursuant to Section 2.09(e));

(iii)           issue to the Interest Holder Representative, as nominee for, and on behalf of, the Interest Holders (other than the Dissenting Stockholders) the Promissory Note;

(iv)           pay, or cause to be paid, to the Interest Holder Representative, by wire transfer of immediately available funds to the account designated in writing by the Interest Holder Representative prior to the Closing, the Interest Holder Representative Reserve, which amounts shall be held and used by the Interest Holder Representative in accordance with this Agreement and the Interest Holders Representative Agreement;

(v)            pay, or cause to be paid, on behalf of the Company and its Subsidiaries, to such accounts of third party service providers as the Company specifies to the Parent in writing prior to the Closing, the aggregate amount of any Transaction Expenses included in the Estimated Transaction Expenses and payable to such third party service providers; and

(vi)           pay, or cause to be paid, to the Company or its Subsidiaries (as the case may be), by wire transfer of immediately available funds to the account designated in writing by the Company prior to the Closing, (A) the Closing GC Termination Payments, which aggregate amount shall be paid in accordance with the GC Termination and Release Agreement (subject to withholding), immediately following receipt thereof and (B) the aggregate amount of any Transaction Expenses (other than Deferred Management Bonuses) included in the Estimated Transaction Expenses other than any such Transaction Expenses payable pursuant to Section 2.08(c)(vi), which amount shall thereafter be paid to the appropriate Person (subject to withholding).

(d)           Following the Closing, in accordance with the GC Termination and Release Agreement and the terms of the Deferred Management Bonuses authorized prior to the date hereof, Parent shall pay, or cause to be paid, to the Company or its Subsidiaries (as the case may be), by wire transfer of immediately available funds to the account designated in writing by the Company, the Deferred GC Termination Payments and the Deferred Management Bonuses, which amounts shall be paid to the appropriate Persons (subject to withholding).

Section 2.09.             Exchange Procedures.

(a)           Surrender Procedures.  At or promptly following the Effective Time, the Paying Agent, at the direction of the Parent and the Interest Holder Representative, shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates”), (i) a letter of transmittal (including an appropriate IRS form W-9 or W-4) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (in the form attached as Exhibit 1 to the Company Disclosure Letter, the “Transmittal Instructions”).  Upon (x) surrender of a Certificate for cancellation to the Company together with such Transmittal Instructions and (y) delivery of an executed counterpart of the Interest Holders Representative Agreement, in each case properly completed and duly executed, the holder of such Certificate shall be entitled to receive the amounts set forth in Section 2.07(a).  No interest shall be paid or accrued on the cash payable upon the surrender of a Certificate.  In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to the Company, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.09(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the right to receive the amounts in Section 2.07(a) or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 2.10.

(b)           No Further Rights in the Company Stock.  As of the Effective Time, all Company Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, except for the right to receive (i) the consideration provided under this Agreement and (ii) in the case of Company Stock on the relevant record date, any dividend or other distribution with respect to Company Stock with a record date occurring prior to the Effective Time.

(c)           Termination of Exchange Fund.  Any portion of the Closing Stockholders Cash Consideration that remains undistributed by the Paying Agent to the former holders of the Company Stock for twelve (12) consecutive months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Company Stock who have not theretofore complied with this Section 2.09 shall thereafter look only to Parent and the Surviving Company to claim the consideration owed to them hereunder, without interest thereon.

(d)           No Liability.  Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Company shall be liable to any holder of Company Stock for any cash or other payment delivered to a Governmental Authority pursuant to any abandoned property, escheat or similar Laws.

(e)           Withholding Rights.  The Paying Agent, Parent, the Interest Holder Representative, Merger Sub, the Company and the Surviving Company shall be entitled to deduct and withhold from any amounts otherwise payable, pursuant to this Agreement or the Promissory Note, to any Person such amounts as the Paying Agent, Parent, the Interest Holder Representative, Merger Sub, the Company or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of applicable Law.  The Paying Agent, Parent, the Interest Holder Representative, Merger Sub, the Company or the Surviving Company shall timely pay over such withheld amounts to the appropriate Governmental Authority in accordance with all applicable Tax Laws.  Any amounts so withheld shall be treated as paid to such Person for purposes of this Agreement and the Promissory Note or otherwise.

(f)            Lost, Stolen or Destroyed Certificate.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably requested by the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Paying Agent may direct, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the consideration to the Stockholders pursuant to Section 2.08(c)(ii) to be paid in respect of the Company Stock represented by such Certificate.

Section 2.10.             Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenting Shares, as provided in and in compliance with Section 262 of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the amounts set forth in Section 2.07(a) (except as provided in this Section 2.10) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder waives, withdraws or effectively loses the right to dissent.  If any Dissenting Stockholder shall have waived or effectively withdrawn or lost the right to dissent, then as of the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 2.08 and such Dissenting Stockholder shall be considered to be a “Stockholder” hereunder.

Section 2.11.             Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Stock theretofore outstanding on the records of the Company.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided herein or by Law.  On or after the Effective Time, any Certificates presented to the Company or Parent for any reason shall be converted into the right to receive the amounts set forth in Section 2.07(a).

Section 2.12.             Indemnity Holdback Amount; Special Holdback Amount.

(a)           The Company acknowledges, understands, consents and agrees that, upon the consummation of the transactions contemplated by this Agreement, Parent shall defer payment of the Indemnity Holdback Amount and Special Holdback Amount to the extent such amount would otherwise be payable to the Interest Holders as consideration pursuant to the terms hereof.

(b)           Interest shall accrue on the Adjusted Indemnity Holdback Amount and the Adjusted Special Holdback Amount at a rate of five percent (5%) per annum; provided, that with respect to any Pending Claim, if (i) the actual amount of Losses that such Parent Indemnified Party is entitled (as consented to in writing by the Interest Holder Representative or pursuant to a Final Order, in each case in the amount set forth thereon) to recover in connection with such Pending Claim (as finally determined in accordance with Article IX) (the “Offset Amount”) is equal to or greater than such Parent Indemnified Party’s good faith estimate of the amount of Losses (the “Claim Amount”) set forth in the Claim Notice, the Adjusted Indemnity Holdback Amount for purposes of calculating interest shall have been deemed to have been reduced by the Offset Amount effective as of the date the Claim Notice was delivered and (ii) if the Claim Amount is greater than the Offset Amount (such difference, the “Excess Claim Amount”), (x) the Adjusted Indemnity Holdback Amount shall be deemed to have been reduced by the Offset Amount effective as of the date of the Claim Notice was delivered and (y) the Excess Claim Amount shall continue to accrue interest thereon from the date hereof through the payment date in accordance with the terms of this Agreement.  Notwithstanding the foregoing, Parent may, in its sole discretion, upon five (5) Business Days notice to the Interest Holder Representative, elect to deposit by wire transfer of immediately available funds the Adjusted Indemnity Holdback Amount and/or the Adjusted Special Holdback Amount to an escrow account or accounts, in which case (A) interest will cease to accrue on the Adjusted Indemnity Holdback Amount and/or Adjusted Special Holdback Amount, as applicable, effective as of the date of deposit of such amounts into the escrow account, (B) the Interest Holder Representative and Parent agree to engage American Stock Transfer & Trust Company, LLC (or another mutually agreed upon escrow agent) as the escrow agent and enter into an Escrow Agreement substantially in the form attached as Exhibit 11 to the Company Disclosure Letter (the “Escrow Agreement”), and (C) all references in this Agreement to (1) the Indemnity Holdback Amount shall be deemed to refer to the “Indemnity Escrow Account” (as defined in the Escrow Agreement), (2) the Special Holdback Amount shall be deemed to refer to the “Special Escrow Account” (as defined in the Escrow Agreement), (3) the Adjusted Indemnity Holdback Amount shall be deemed to refer to the Indemnity Escrow Fund, (4) the Adjusted Special Holdback Amount shall be deemed to refer to the Special Escrow Fund and (5) “offset against” or similar term in respect of any holdback amount shall be deemed to refer to “released from”.

(c)           The Adjusted Indemnity Holdback Amount, as adjusted from time to time pursuant to the terms hereof, shall be used solely to satisfy (i) Losses, if any, for which any Parent Indemnified Party is entitled (as consented to in writing by the Interest Holder Representative or pursuant to a Final Order, in each case in the amount set forth herein) to indemnification or reimbursement in accordance with Article IX hereof; (ii) payments, if any, due from the Interest Holders in accordance with Sections 6.06, 6.07, 6.08 and 6.09; and (iii) the amount of any Remaining Payment Obligations owed pursuant to Section 2.13(d)(iii).

(d)           Subject to Article IX, on the Indemnity Holdback Payment Date, Parent shall promptly pay the Adjusted Indemnity Holdback Amount (i) allocable to the Stockholders (as determined by the Interest Holder Representative) to the Interest Holder Representative (or its designee) and (ii) allocable to the SARs Participants (as determined by the Interest Holder Representative) to the Surviving Company, and such Persons shall thereafter distribute to the Stockholders and the SARs Participants, as applicable, in accordance with their Allocable Portion of the Adjusted Indemnity Holdback Amount (net of withholding, if required); provided that if prior to the Indemnity Holdback Payment Date any pending and unresolved claim by any Parent Indemnified Party has been duly made in accordance with this Agreement that could result in Losses and Parent has notified the Interest Holder Representative of such claim in writing prior to or on the Indemnity Holdback Payment Date (a “Pending Claim”), then there shall be withheld from the distribution to the Interest Holders the amount set forth in such Pending Claims until final resolution of each such Pending Claim (as consented to in writing by the Interest Holder Representative or pursuant to a Final Order, in each case in the amount set forth herein), and after such final resolution, if the amount specified in the Pending Claim is less than the amount finally resolved to be owed to a Parent Indemnified Party, then the Parent shall promptly pay (no later than five (5) Business Days following such final resolution) such difference (the “Settled Pending Claim Amount”) to the Interest Holder Representative (or its designee) on behalf of the Interest Holders.

(e)           The Adjusted Special Holdback Amount, as adjusted from time to time pursuant to the terms hereof, shall be used solely to satisfy payments, if any, pursuant to Section 6.09.

(f)            On each Special Holdback Payment Date that Parent is required to pay all or any portion of the Adjusted Special Holdback Amount to the Interest Holders, Parent shall pay such amount (i) allocable to the Stockholders (as determined by the Interest Holder Representative) to the Interest Holder Representative (or its designee) and (ii) allocable to the SARs Participants (as determined by the Interest Holder Representative) to the Company, and such Persons shall thereafter distribute to the Stockholders and the SARs Participants, as applicable, in accordance with their Allocable Portion of the amount of the Adjusted Special Holdback Amount being paid by Parent on such Special Holdback Payment Date (net of withholding, if required).

(g)           Unless required by applicable Law, (a) Parent shall not claim, or allow any Affiliate to claim, any deduction for any interest that accrues on the Adjusted Indemnity Holdback Amount or Adjusted Special Holdback Amount until such interest is paid in cash; and (b) Parent shall not issue, or allow any Affiliate to issue, an IRS Form 1099 to the Interest Holder Representative or Interest Holder with respect to such interest until paid in cash.   If Parent determines that it (or any Affiliate) is required by applicable Law to claim a deduction or issue an IRS Form 1099, Parent shall (x) notify the Interest Holder Representative and (y) shall pay on or before March 15th of the year succeeding the year in which the Indemnity Holdback Amount or Special Holdback Amount is outstanding an amount equal to any accrued and unpaid interest for such prior year multiplied by forty one and one-half percent (41.5%), provided that any payments described in the clause (y) shall be viewed as prepayments of interest with respect to the Indemnity Holdback Amount or Special Holdback Amount and shall subsequently reduce the amount that is due or payable with respect to such Holdback Amounts.

Section 2.13.             Closing Net Worth Adjustments.

(a)           Estimated Closing Statement.  Prior to the date hereof, the Company has prepared and delivered to Parent and Merger Sub a statement (the “Estimated Closing Statement”) executed by the Company’s Chief Executive Officer or Chief Financial Officer setting forth (i) an estimate of the Net Worth as of immediately prior to the Effective Time (the “Estimated Closing Net Worth”) and (ii) an estimate of the Transaction Expenses (the “Estimated Transaction Expenses”). The Estimated Closing Statement is attached as Exhibit 2 to the Company Disclosure Letter.  Estimated Closing Net Worth shall be calculated in a manner consistent with the (i) Accounts Receivable set forth in Section 6.06 of the Company Disclosure Letter, (ii) work-in-progress and related fees and gross margin for each such project set forth in Section 6.07 of the Company Disclosure Letter and (iii) Unapproved or Pending Change Order and Claims as set forth in Section 6.08 of the Company Disclosure Letter.

(b)           As promptly as practicable (but in no event later than ninety (90) days after the Closing Date), Parent shall deliver to the Interest Holder Representative a statement (the “Closing Date Statement”) setting forth (i) a calculation of (A) the Net Worth as of immediately prior to the Effective Time (the “Actual Closing Net Worth”) and (B) the Transaction Expenses, (ii) an updated Section 6.06 of the Company Disclosure Letter setting forth the Accounts Receivable as of immediately prior to the Effective Time in accordance with Section 6.06 (as finally determined pursuant to Section 2.13(c), “Updated Disclosure Section 6.06”), (iii) an updated Section 6.07 of the Company Disclosure Letter setting forth work-in-progress and related fees and gross margins as of immediately prior to the Effective Time in accordance with Section 6.07 (as finally determined pursuant to Section 2.13(c), “Updated Disclosure Section 6.07”) and (iv) an updated Section 6.08 of the Company Disclosure Letter setting forth the Unapproved or Pending Change Orders, Deferred Billings, Offset Claims and any other matters set forth thereon as of immediately prior to the Effective Time in accordance with Section 6.08 (as finally determined pursuant to Section 2.13(c), “Updated Disclosure Section 6.08”), in each case with reasonable supporting detail.  Notwithstanding anything herein to the contrary, Section 6.07 of the Company Disclosure Letter and Section 6.08 of the Company Disclosure Letter shall not be updated or modified, and as such there shall be no change or update to the Actual Closing Net Worth as compared to the Estimated Closing Net Worth in respect of matters set forth on Sections 6.07 and 6.08 of the Company Disclosure Letter, except to reflect flow-through costs and billings (for the avoidance of doubt, there shall be no update to reflect any new forecasts or estimates (including gross margin percentage or profit) or the ultimate collectability of pending change orders or claims).  The amounts set forth in Updated Disclosure Section 6.06, Updated Disclosure Section 6.07 and Updated Disclosure Section 6.08 shall be used in the calculation of Actual Closing Net Worth and as such, each such updated disclosure section shall be determined in accordance with the Applicable Accounting Principles.

(c)           Until such time as the calculation of the amounts shown on the Closing Date Statement are final, binding and conclusive on the Parties in accordance with this Section 2.13, the Interest Holder Representative and its accountants shall be permitted to discuss with Parent and the Surviving Company the proposed Closing Date Statement, and shall be provided copies of, and have access upon reasonable notice at all reasonable times during normal business hours to, the supporting records of Parent and the Surviving Company so as to allow the Interest Holder Representative to become informed concerning all matters relating to the preparation of the Closing Date Statement and the accounting procedures, methodologies, tests and approaches being used in connection therewith.  If the Interest Holder Representative has any objections to the Closing Date Statement as prepared by Parent, the Interest Holder Representative shall, within thirty (30) days after the Interest Holder Representative’s receipt of the Closing Date Statement (the “Notice Period”), give written notice (the “Notice”) to Parent, and to the extent practicable based on the information available, specifying in reasonable detail such objections and the basis therefore.  If the Interest Holder Representative does not deliver the Notice within such thirty (30) day period, Parent’s determinations on the Closing Date Statement shall be final, binding and conclusive on the Company, Interest Holder Representative (on behalf of the Interest Holders) and Parent.  If the Interest Holder Representative provides a Notice within such thirty (30) day period, any amounts on the Closing Date Statement not objected to in the Notice shall be final, binding and conclusive on the Company, Interest Holder Representative (on behalf of the Interest Holders) and Parent.  If the Interest Holder Representative provides a Notice within such thirty (30) day period, the Interest Holder Representative and Parent shall negotiate during the thirty (30) day period (the “Resolution Period”) after the date of Parent’s receipt of the Notice to resolve any disputes regarding the amounts set forth in the Notice.  If the Interest Holder Representative and Parent are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to an independent accounting firm mutually satisfactory to Parent and the Interest Holder Representative (the “Neutral Accountant”), who shall be engaged to provide a final, binding and conclusive resolution of all unresolved disputes within thirty (30) Business Days after such engagement.  Within ten (10) days after the Neutral Accountant is appointed as described above, Parent shall forward a copy of the Closing Date Statement to the Neutral Accountant, and the Interest Holder Representative shall forward a copy of the Notice, as well as, in each case, any relevant supporting documentation.  The Neutral Accountant’s role shall be limited to resolving such objections.  In resolving such objections, the Neutral Accountant shall apply the provisions of this Agreement concerning determination of the Closing Date Statement (including applying the Applicable Accounting Principles in respect of the Net Worth calculation and the definition of Transaction Expenses in respect of the Transaction Expenses calculation).  The Neutral Accountant shall promptly provide written notice of its resolution of such objections to Parent and Interest Holder Representative and the resulting adjustments shall be deemed finally determined for purposes of Section 2.13.  The Neutral Accountant shall be instructed to use reasonable efforts to perform its services within thirty (30) days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after such submission.  In resolving any disputed item, the Neutral Accountant:  (x) shall limit its review to matters specifically set forth in the Notice as a disputed item, (y) shall further limit its review to whether the Closing Date Statement is mathematically accurate and has been prepared in accordance with the terms of this Agreement (including applying the Applicable Accounting Principles in respect of the Net Worth calculation and the definition of Transaction Expenses in respect of the Transaction Expenses calculation) and (z) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section, then the Parent and Interest Holder Representative shall promptly appoint a substitute to act in substitution for the original designee and, upon acceptance of such appointment, such substitute, or arbitrator so appointed, shall, for purposes of this Agreement, be deemed to be the Neutral Accountant, as applicable, and the time periods prescribed above in this Section 2.13(c) shall run from the date of such substitute’s or arbitrator’s acceptance of appointment hereunder. The fees and expenses of the Neutral Accountant shall be borne by the Parent, on the one hand, and the Interest Holders (severally in accordance with their Pro Rata Amount), on the other hand, in proportion to the amounts by which their proposals differed from the Neutral Accountant’s final determination.  In connection with the resolution of any dispute, each party (the Interest Holders on one hand and Parent on the other) shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses.

(d)           Within five (5) Business Days after the Closing Date Statement (and the determination thereon) is finally determined pursuant to Section 2.13(c) (the “Final Determination Date”), Parent and Interest Holder Representative shall effect the following:

(i)             If the Net Adjustment Amount is positive (the “Excess Amount”), then Parent shall promptly pay or cause to be paid, by wire transfer of immediately available funds, such Excess Amount (a) allocable to the Stockholders (as determined by the Interest Holder Representative) to an account (or accounts) designated by the Interest Holder Representative for and on behalf of the Stockholders and the Interest Holder Representative (or its designee) shall distribute such amount (net of withholding, if required) to the Stockholders in accordance with their Allocable Portion (as determined by the Interest Holder Representative) and (b) allocable to the SARs Participants (as determined by the Interest Holder Representative) to an account (or accounts) designated by the Company for and on behalf of the SARs Participants and the Surviving Company shall distribute such amount (net of withholding, if required) to the SARs Participants in accordance with their Allocable Portion (as determined by the Interest Holder Representative).

(ii)           If, on the Final Determination Date, the Net Adjustment Amount is negative (“Deficient Amount”) and any payment obligation on the Promissory Note remains outstanding, then the Deficient Amount shall accrue interest at a rate equivalent to the then current rate under the Promissory Note from the Final Determination Date through and until the day in which the payment obligations under the Promissory Note are paid.  On such payment date, the Deficient Amount (plus the accrued interest) shall be deducted from the amount payable under the Promissory Note and deemed to be a payment in full satisfaction of the Deficient Amount.

(iii)           If, on the Final Determination Date, there is a Deficient Amount and all of the payment obligations under the Promissory Note have previously been paid in full, then the Interest Holder Representative shall first promptly pay the Deficient Amount to the Parent from the Net Worth Reserve.  In the event that the Net Worth Reserve is not sufficient to cover the full amount of the payment obligations pursuant to this Section 2.13(d)(iii) or is not timely paid in accordance with this Section 2.13, then Parent shall be entitled, in its sole discretion, to recover any remaining payment obligations under this Section 2.13(d)(iii) (the “Remaining Payment Obligation”) from (i) the Interest Holders, severally in accordance with their Pro Rata Amount, (ii) any Yearly Earn-Out Payment actually earned but not yet paid or (iii) by an offset against the Adjusted Indemnity Holdback Amount.  For the avoidance of doubt, the Parent shall not be permitted to make a claim in respect of the Remaining Payment Obligations until the Net Worth Reserve is fully depleted or is not timely paid in accordance with this Section 2.13 and unless Parent complies with Section 9.04(d) in respect of claims against the Interest Holders.

(iv)           If the Net Adjustment Amount is zero, there will be no payments pursuant to this Section 2.13(d).

(v)           The “Net Adjustment Amount” shall mean an amount, which may be positive or negative, equal to (i) Actual Closing Net Worth (as finally determined pursuant to Section 2.13(c)) (“Final Closing Date Net Worth”) plus Estimated Transaction Expenses minus (ii) Estimated Closing Net Worth plus Transaction Expenses (as finally determined pursuant to Section 2.13(c)).

(e)           Notwithstanding anything herein to the contrary, Parent’s sole and exclusive recourse for any post-Closing amounts payable to Parent pursuant to Section 2.13 shall be first, against the Net Worth Reserve, and if thereafter not sufficient as provided in Section 2.13(d)(iii), against (i) the Interest Holders, (ii) the Yearly Earn-Out Payment or (iii) the Adjusted Indemnity Holdback Amount, in each case in accordance with and subject to the applicable limitations set forth in this Agreement (including Section 2.13(d)(iii)).

Section 2.14.            Earn-Out.  In addition to the Aggregate Closing Date Consideration, the Interest Holders shall be entitled to additional consideration from the Parent or the Company as follows in this Section 2.14 (the “Earn-Out Payment”):

(a)           For the period beginning on July 1, 2011, and ending on July 1, 2012, and each of the four (4) succeeding twelve-month periods beginning on July 1 thereafter (the “Earn-Out Term” and each year of the Earn-Out Term an “Earn-Out Year”), the Interest Holders shall be entitled to earn an amount equal to 25% of Pre-Tax Profit that exceeds Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00) (the “Yearly Earn-Out Payment”); provided that any Yearly Earn-Out Payment shall not exceed Eight Million Dollars ($8,000,000.00) in the aggregate (the “Yearly Earn-Out Cap”).  If it is finally determined that a Yearly Shortfall has occurred, Parent shall pay to the Interest Holders (simultaneously with the payment of the Yearly Earn-Out Payment, if any) the Yearly Excess (if any) from any or all previous Earn-Out Years (to the extent not already paid to the Interest Holders) in an amount equal to such Yearly Shortfall.  If it is finally determined that a Yearly Excess has occurred, Parent shall pay to the Interest Holders (simultaneously with the payment of the Yearly Earn-Out Payment, if any) such Yearly Excess in an amount equal to the aggregate Yearly Shortfall from any previous Earn-Out Year (to the extent not already paid to the Interest Holders).

(b)           Within ninety (90) days after each twelve-month period in the Earn-Out Term, Parent shall in good faith prepare (or cause to be prepared) and deliver to the Interest Holder Representative a report setting forth the Pre-Tax Profit for such period (the “Pre-Tax Profit Report”), together with worksheets and data that support the determination of the Pre-Tax Profit for such period and any other information that the Interest Holder Representative may reasonably request in order to verify the Pre-Tax Profit.  The Pre-Tax Profit Report and the Pre-Tax Profit for the twelve-month period reflected thereon, shall be binding upon the Interest Holder Representative, Stockholders and Parent upon the approval of such Pre-Tax Profit Report by the Interest Holder Representative or the failure of the Interest Holder Representative to object in writing within thirty (30) days after receipt thereof by the Interest Holder Representative.  If the Interest Holder Representative does not agree with the Pre-Tax Profit Report and the calculation of the Pre-Tax Profit stated thereon, and Parent and the Interest Holder Representative cannot mutually agree on the same, then within forty-five (45) days following receipt by the Interest Holder Representative of the Pre-Tax Profit Report, Parent and the Interest Holder Representative shall engage the Neutral Accountant to resolve such dispute.  The Neutral Accountant shall review the Pre-Tax Profit Report and, within ten (10) Business Days of its appointment, shall make any adjustments necessary thereto, and, upon completion of such review, such Pre-Tax Profit Report and the Pre-Tax Profit as determined by the Neutral Accountant shall be binding upon the Interest Holder Representative, the Stockholders and Parent.  The fees and expenses of the Neutral Accountant shall be borne by the parties in proportion to the amounts by which their proposals differed from the Neutral Accountant’s final determination.  In connection with the resolution of any dispute, each party (the Stockholders on one hand and Parent on the other) shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses.

(c)           Subject to Section 2.14(g), for each Earn-Out Year, the Yearly Earn-Out Payment, if any, shall be paid to the Interest Holder Representative, on behalf of the Stockholders, and (at the direction within five (5) Business Days of the final determination of the Pre-Tax Profit for the applicable Earn-Out Year in accordance with Section 2.14(a) and Section 2.14(b).

(d)           None of Parent, the Surviving Company, nor any of their respective Affiliates shall take any action primarily intended to interfere with the ability of the Company and its Subsidiaries to maximize the Earn-Out Payments.  Parent agrees that from the Effective Time through the end of the Earn-Out Term, Parent shall, and shall cause the Surviving Company, as applicable, to (i) cause the business activities and operations of the Surviving Company and its Subsidiaries to be accounted for separately from any other business activities and operations of Parent and to maintain such books and records with respect thereto as shall be necessary to carry out the provisions of this Agreement, (ii) not enter into any contract that  specifically prohibits (except upon the occurrence of a default or an event of default, and then only for so long as such default or event of default is continuing) Parent or the Surviving Company from paying a Yearly Earn-Out Payment or any Yearly Excess, and (iii) provide the business with adequate working capital; provided, however, that nothing in this Section 2.14(d)(iii) shall be interpreted as prohibiting the Surviving Company (or any of its Subsidiaries) from entering into loan or similar credit arrangements in the ordinary course of business.

(e)           None of Parent’s or its Affiliates’ existing credit agreements, lines of credit, loans or similar arrangements contain a specific prohibition (except upon the occurrence of a default or an event of default, and then only for so long as such default or event of default is continuing) against payment of a Yearly Earn-Out Payment or any Yearly Excess.  Parent represents and warrants that as of the date hereof no event of default has occurred and is continuing under any such credit arrangements that would restrict the payment of a Yearly Earn-Out Payment or any Yearly Excess.

(f)            In the event a Yearly Earn-Out Payment or Yearly Excess is due but not paid (for any reason other than the express right of offset set forth in Section 2.14(g)), the amount due shall accrue interest at a rate of four percent (4%) per annum.

(g)           Parent may elect to set off against (i) any Yearly Earn-Out Payment earned but not yet paid any payments, if any, due from the Interest Holders in accordance with Sections 6.07, 6.08; and (ii) the amount of any Remaining Payment Obligations owed pursuant to Section 2.13(d)(iii); provided, however, that in the case of any offset pursuant to Section 2.14(g)(i), Parent shall (x) first have exhausted its right of offset against the full amount of the Adjusted Indemnity Holdback Amount, (y) not be permitted to offset any amounts against the Yearly Earn-Out Payments in excess of the Earn-Out Indemnity Cap and (z) not be permitted to offset any amounts against the Yearly Earn-Out Payments that relate to or are in connection with (A) projects of the general contracting division of the Company and its Subsidiaries and (B) Nagelbush Mechanical, Inc.

(h)           The Parties agree to treat the Earn-Out Payments as additional consideration paid for the purchase of Company Common Stock pursuant to this Agreement for all applicable Tax purposes, and no Party shall take a position on any Tax Return or other filings, or its books and records, that is inconsistent with this treatment, unless required by a change of Law effective after the date of this Agreement or a determination of a Governmental Authority that is final, provided that the Earn Out Payments shall be treated as interest as required by Code Section 1274 (and the other applicable provisions of the Code or applicable Tax Laws) using the discount rate to determine the imputed interest under Code Section 1274.

Section 2.15.            Acknowledgement by Recipient of Aggregate Closing Date Consideration.  Without limiting any other provision hereof, each Interest Holder receiving the Aggregate Closing Date Consideration pursuant to this Article II shall be deemed to have acknowledged and agreed to be bound by its obligations set forth in this Agreement including the obligation to indemnify Parent Indemnified Parties pursuant to Article IX.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure letter separately delivered to Parent and the Merger Sub by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), as of the Closing, the Company hereby represents and warrants to Parent and the Merger Sub that:

Section 3.01.            Organization, Good Standing and Qualification.  The Company and each of its Subsidiaries are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation, registration or formation, as the case may be, and have all requisite entity power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  The copies of the Certificate of Incorporation and By-laws (or equivalent documents) of the Company and each of its Subsidiaries, each as amended to date, and previously delivered to Parent, are complete and correct.  The Company and each of its Subsidiaries is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified does not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.02.             Capitalization.

(a)           The authorized capital stock of the Company consists of (x) 2,833,005 shares of preferred stock, par value of $0.01 per share (the “Preferred Stock”), 918,005 shares of which are designated Series A Convertible Participating Preferred Stock (“Series A Preferred”), and 1,440,000 shares of which are designated Series B Convertible Participating Preferred Stock (“Series B Preferred”) and (y) 6,000,000 shares of common stock, par value of $0.01 per share (the “Common Stock,” and collectively with the Preferred Stock, the “Company Stock”).  As of the date of this Agreement, there are (i) no shares of Common Stock  issued and outstanding, (ii) 918,005 shares of Series A Preferred issued and outstanding, and (iii) 1,440,000 shares of Series B Preferred issued and outstanding.  Except as set forth in Section 3.02(a) of the Company Disclosure Letter, the Company has no stock option plans, restricted stock, options, warrants or other Equity Interests exercisable, convertible or exchangeable for or into Company Stock.

(b)           All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth on Section 3.02(b) of the Company Disclosure Letter, free of preemptive rights.  Except as set forth in Section 3.02(b) of the Company Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued Equity Interest of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company.  Except as set forth in Section 3.02(b) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company.

Section 3.03.             Subsidiaries.  Except as set forth in Section 3.03 of the Company Disclosure Letter, the Company has no Subsidiaries and the Company does not own or hold the right to acquire, directly or indirectly, any Equity Interests in any Person.

Section 3.04.             Authority; Approval.

(a)           The Company has the corporate power and authority to execute, deliver and perform this Agreement and, subject to the receipt of the Company Requisite Approval, to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board, and except for the Company Requisite Approval and the filing and recordation of the Certificate of Merger in accordance with the DGCL, no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of Parent and the Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The Company Board at a meeting duly called and held on or prior to the date hereof (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (ii) recommended that the Stockholders deliver the Stockholder Written Consent.

Section 3.05.             Third Party Consents; No Violations.

(a)           Except as disclosed in Section 3.05(a) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement does not (i) assuming the Stockholder Written Consent is delivered, conflict with or violate any provision of the Company’s Certificate of Incorporation or the Company’s By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (iii) require any consent or approval under, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a Lien (other than Permitted Liens) on any material property or asset of the Company or any of its Subsidiaries pursuant to, any Material Contract to which the Company or any of its Subsidiaries is a party, except, with respect to clauses (ii) and (iii), for matters that do not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as disclosed in Section 3.05(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not require any consent, approval or authorization of, or filing with or notification to, any Governmental Authority, except (i) under the HSR Act, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL or (iii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (a) prevent or materially delay the consummation of the Merger or (b) have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06.             Financial Statements; Undisclosed Liabilities.

(a)           The Company delivered to the Parent true and correct copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2010, and December 31, 2009, and audited consolidated statements of income, changes in stockholders’ equity and cash flow of the Company for each of the twelve-month periods then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of April 30, 2011 and unaudited consolidated statements of income and cash flow of the Company for the four-month period then ended (the “Interim Financial Statements,” and collectively with the Audited Financial Statements, the “Company Financial Statements”).  Except as set forth in Section 3.06(a) of the Company Disclosure Letter, the Company Financial Statements (i) have been prepared in accordance with GAAP (except as may be indicated in the related notes and schedules) applied consistently during the periods covered thereby, and (ii) present fairly in all material respects the financial condition of the Company and its Subsidiaries at the dates of said statements and the results of the Company’s operations for the periods covered thereby, in each case in accordance with GAAP consistently applied (except as expressly noted therein and subject, in the case of Interim Financial Statements, to normal and customary year end adjustments and the absence of notes thereto).

(b)           Neither the Company nor any of its Subsidiaries had as of the date of the Interim Financial Statements, and has not incurred since the date of the Interim Financial Statements, any material liabilities, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due or contingent) of a type required to be shown on a balance sheet prepared in accordance with GAAP, except such liabilities (i) stated or adequately reserved against on the Interim Financial Statements (and then only to the extent of the amount provided for therein) (ii) incurred in the ordinary course of business since the date of the Interim Financial Statements, (iii) as disclosed in Section 3.06(b) of the Company Disclosure Letter, (iv) relating to the Transaction Expenses or (v) which have been discharged or paid in full prior to the date hereof.

(c)           Except as set forth in Section 3.06(c) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries has any indebtedness for borrowed money (including obligations under leases required to be capitalized in accordance with GAAP).

Section 3.07.            Absence of Certain Changes.  Except as disclosed in Section 3.07 of the Company Disclosure Letter, (a) since December 31, 2010 to the date hereof,  the Company and its Subsidiaries have conducted their business only in the ordinary course of business and (b) other than the Transaction Expenses, the payoff of existing indebtedness for borrowed money and the GC Termination Payments, since December 31, 2010 to the date hereof in respect of subclauses (i), (iii), (v)-(xii), and since the Interim Financial Statements to the date hereof in respect of subclauses (ii), (iv) and (xiii), there has not been:

(i)             any change which by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(ii)            any Lien (other than a Permitted Lien) placed on any of the assets of the Company or any of its Subsidiaries which remains in existence on the date hereof or will remain on the Closing Date;

(iii)           any material purchase, sale, lease, license or other disposition, or any agreement or other arrangement for the purchase, sale, lease, license or other disposition, of any of the properties or assets of the Company or any of its Subsidiaries other than in the ordinary course of business;

(iv)           any labor dispute or claim of unfair labor practices involving the Company or any of its Subsidiaries; any material change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Company or any of its Subsidiaries to any of their officers or employees, or any bonus payment or arrangement made to any of such officers or employees; entering into any deferred compensation or other similar written agreement (or any amendment to any such existing agreement) or any written employment (or any amendment to any such existing agreement), with any officer or director of the Company or any of its Subsidiaries;

(v)            any change with respect to the officers or management of the Company or any of its Subsidiaries to any grant of any severance or termination pay to any officer or employee of the Company or any of its Subsidiaries or any increase in benefits payable under any existing severance or termination pay policies or employment agreements other than (i) normal merit increases for salaried employees or (ii) increases or grants required by contracts disclosed herein;

(vi)           any obligation or liability incurred by, or any payment, loan or advance made by, the Company or any of its Subsidiaries to or in respect of any Stockholder, or to or in respect of any of its officers, employees or any family members of any of the foregoing, except normal compensation and expense allowances payable to or in respect of such Stockholder, or to or in respect of its officers or employees;

(vii)          any change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices or collection or pricing policies used by the Company or any of its Subsidiaries;

(viii)         any purchase by the Company or any of its Subsidiaries of any asset costing more than $500,000, any sale by the Company or any of its Subsidiaries of any asset having a net book value of $500,000 or more other than in the ordinary course of business, or any purchase by the Company or any of its Subsidiaries of any Equity Interest in any Person;

(ix)           any material changes in the Company’s, or any of its Subsidiaries’, business organization or business relationships with Suppliers, vendors, Subcontractors and Customers (other than changes that occur in the ordinary course of business that are not expected to have, individually or in the aggregate, a Company Material Adverse Effect);

(x)            any change in the kind and amount of insurance maintained by the Company or any of its Subsidiaries;

(xi)           any (i) declaration, setting aside or payment of any dividend or other distribution by the Company or any of its Subsidiaries with respect to their Equity Interests that will be required to be paid after the Closing, (ii) direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of their Equity Interests scheduled to occur after the date hereof, (iii) issuance of any Equity Interests of the Company or any of its Subsidiaries, (iv) to the Knowledge of the Company, sale of any Equity Interests of the Company or any of its Subsidiaries, or (v) grant, issuance or exercise of options, warrants, subscriptions, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any Equity Interests of the Company or any of its Subsidiaries;

(xii)          any payment on any indebtedness for borrowed money or capital leases, except regularly scheduled payments pursuant to the terms of such indebtedness and leases;

(xiii)         any amendment or termination of any Material Contract to which the Company or any of its Subsidiaries is a party or by which they are bound (other than change orders in the ordinary course of business); or

(xiv)         any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require the Company or any of its Subsidiaries to take any of the actions specified in paragraphs (i) through (xiii) above during the time periods specified therein.

Section 3.08.         Litigation.  Except as disclosed in Section 3.08 of the Company Disclosure Letter, none of the Company, any of its Subsidiaries or any of their assets are subject to or bound by any outstanding Order.  Except as set forth in Section 3.08 of the Company Disclosure Letter, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as set forth in Section 3.08 of the Company Disclosure Letter, to the Knowledge of the Company, there are no Proceedings pending or threatened against any Stockholder of the Company or its Subsidiaries (a) involving the Company Stock or (b) that would prevent or hinder the consummation of the transactions contemplated by this Agreement.  Except as disclosed in Section 3.08 of the Company Disclosure Letter, none of the Proceedings set forth on Section 3.08 of the Company Disclosure Letter are specifically seeking recovery for liquidated damages under any Material Contract.  With respect to each matter set forth therein, Section 3.08 of the Company Disclosure Letter sets forth a description of the matter, the parties thereto, the description of the forum for the matter and the type and amount of relief sought (to the extent such information is known).

Section 3.09.             Employee Benefits.

(a)           Section 3.09(a) of the Company Disclosure Letter sets forth a list of each Employee Program and each Collectively Bargained Program.  In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or vehicle.

(b)           Each Employee Program which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, to the Knowledge of the Company, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Effective Date (or, if earlier, the date that all of such Employee Program’s assets were distributed).  No event or omission has occurred which would reasonably be expected to cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including Code Sections 105, 125, 401(a) and 501(c)(9)).  No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c)           There has been no material failure of the Company, any of its Subsidiaries or any ERISA Affiliate to comply with any Laws or agreements applicable with respect to the Employee Programs.  With respect to any Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of the ERISA or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable Law, or any agreement, or (iii) non deductible contribution, which, in the case of either of (i) or (ii), would reasonably be expected to subject  the Company or any of its Subsidiaries to material liability for any damages, penalties, or taxes, or any other loss or expense.  No litigation or Governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any such Employee Program.  All payments or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable Law) with respect to all Employee Programs and Collectively Bargained Programs by the Company or a Subsidiary, for all periods prior to the Closing Date, either have been made or have been or will be accrued for in the Estimated Closing Net Worth Statement (and all such unpaid but accrued amounts as of February 28, 2011, are described in Section 3.09(c) of the Company Disclosure Letter).

(d)           No Employee Program is, or within the last six (6) months has been, a “defined benefit plan” as defined in Section 3(35) of ERISA or a defined contribution plan which is subject to the funding standards of Section 412 of the Code (e.g., a money purchase plan).  Except as set forth in Section 3.09(d) of the Company Disclosure Letter, none of the Company, its Subsidiaries or any of their Affiliates has ever maintained or contributed to or incurred any liability with respect to a Multiemployer Plan.  Except as set forth in Section 3.09(d) of the Company Disclosure Letter, none of the Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or other applicable Law) or has ever promised to provide such post-termination benefits.

(e)           With respect to each Employee Program, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Parent:  (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including trust agreements) as they may have been amended prior to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities Law and (viii) all material correspondence to and from any state or federal agency within the last six years with respect to such Employee Program.

(f)           Subject to ERISA and the Code, each Employee Program required to be listed in Section 3.09(a) of the Company Disclosure Letter may be amended, terminated, or otherwise modified by the Company, or any of its Subsidiaries or an ERISA Affiliate, as applicable, to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals under any Employee Program.

(g)           Each Employee Program has been maintained in material compliance with all applicable requirements of federal and state securities laws including (if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state “Blue Sky” laws.

(h)           Each Employee Program has materially complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(i)            This Section 3.09 shall be the sole and exclusive representation and warranty of the Company and its Subsidiaries in any way related to the Employee Programs, Collectively Bargained Programs, or any other employee benefits-related matter.

Section 3.10.             Compliance with Law.

(a)           The Company and its Subsidiaries are currently in material compliance and have, for the past six (6) years, complied in all material respects with, all applicable Laws and, to the Knowledge of the Company, since January 29, 2008, neither the Company nor any of its Subsidiaries has received any written notice of a material violation or alleged material violation of any such Law.

(b)           Notwithstanding anything contained in this Agreement to the contrary, no representation is made in this Section 3.10 with respect to the matters described in Sections 3.09 (Employee Benefits), 3.13 (Labor and Employment Matters), 3.15 (Environmental Matters) and 3.16 (Taxes).

Section 3.11.             Material Contracts.

(a)           Section 3.11(a) of the Company Disclosure Letter lists all of the following Contracts to which the Company or any of its Subsidiaries is a party (collectively, “Material Contracts”):

(i)             any written employment Contract or any plan or Contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing or collective bargaining, or any Contract with any labor union;

(ii)            any subcontracts or purchase orders, in each case involving an outstanding commitment or payment in excess of $1,000,000 or any other Contracts creating any outstanding obligation of or to the Company or any of its Subsidiaries of $1,000,000 or more with respect to any such Contract;

(iii)           any Contract providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

(iv)           any fixed price Contract for any project equal to or in excess of $5,000,000;

(v)            any acquisition, merger or similar Contract with respect to the acquisition of any Equity Interests or assets between the Company or any of its Subsidiaries and any third party entered into during the past six (6) years;

(vi)           any Contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or containing any exclusive dealing obligation;

(vii)          any Contract (other than purchase orders or change orders) for the purchase of any fixed asset involving amounts greater than $500,000 or having a term longer than one (1) year, whether or not such purchase is in the ordinary course of business;

(viii)         any license agreement (as licensor or licensee) for Company Intellectual Property involving amounts greater than $250,000 or having a term longer than one (1) year, other than non-enterprise software licenses (e.g. personal computers) or readily commercially available enterprise software licenses;

(ix)           any Contract or commitment for the borrowing of money, and any related pledge or security arrangement;

(x)            any surety bond (bid, performance or other), letter of credit, agreement of guarantee or indemnification (other than indemnification provisions in commercial agreements, leases and other arrangements entered into in the ordinary course of business), or any commitment to issue any such surety bond, letter of credit, agreement of guarantee or indemnification;

(xi)           any Contract (including any employment or severance Contract) with any current or former officer, employee, consultant (other than services agreements entered into in the ordinary course of business which involve amounts less than $250,000), director or Stockholder of the Company or any of its Subsidiaries or with any of their Affiliates (other than Contracts relating solely to confidentiality or non-solicitation agreements to which any current employee is bound);

(xii)          any Contract with any Governmental Authority with an outstanding contract balance in excess of $1,000,000;

(xiii)         any settlement or conciliation (excluding any change orders) with any Governmental Authority, or pursuant to which the Company or any of its Subsidiaries will be required to satisfy any material obligations after the execution date of this Agreement;

(xiv)         any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements;

(xv)          any partnership, joint venture, stockholder or other similar Contract or arrangement or any other Contract or arrangement involving a sharing of profits, revenues, losses or costs with any Person; or

(xvi)         except as set forth in Section 3.11(a) of the Company Disclosure Letter, any Contract not executed in the ordinary course of business.

(b)           Except as set forth in Section 3.11(b) of the Company Disclosure Letter, each Material Contract is valid and is in full force and effect and constitutes the legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.  Except as set forth in Section 3.11(b) of the Company Disclosure Letter, none of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party to any Material Contract, is in material default in complying with any provisions thereof, and no condition or event or fact exists which, with notice, lapse of time or both would constitute a material default thereof on the part of the Company, its Subsidiaries or, to the Knowledge of the Company, on the part of any other party thereto in any such case that has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries have provided or made available to Parent true, correct and complete copies of each Material Contract.

(c)           Except as set forth in Section 3.11(c) of the Company Disclosure Letter, since January 1, 2006, neither the Company nor any of its Subsidiaries has (i) been ordered pursuant to a written notice to stop or suspend any work as a result of, or relating to, deficiencies in work or a failure to perform, (ii) received any written notice of default or suspension with respect to any contracts with Customers, or (iii) received any written threat of debarment or agreed to any voluntary exclusion to refrain from submitting bids or proposals on any Contracts.

Section 3.12.             Real and Personal Property.

(a)           Owned Real Property.  Neither the Company nor any of its Subsidiaries owns as of the date hereof, nor in the past three (3) years have owned, any real property.

(b)           Leased Real Property.  Section 3.12(b) of the Company Disclosure Letter sets forth all of the real property leased by the Company or any of its Subsidiaries as tenant or lessee (collectively referred to herein as the “Real Property Leases”).  The Company or its Subsidiaries, as applicable, holds the tenant’s interests under the Real Property Leases.  Except as set forth in Section 3.12(b) of the Company Disclosure Letter and Permitted Liens, neither the Company nor any of its Subsidiaries, as applicable, has assigned, mortgaged or otherwise encumbered its interests in the Real Property Leases, or sublet any portion of the premises leased under the Real Property Leases.  Each Real Property Lease is in full force and effect and constitutes the entire agreement between the relevant landlord and the Company or its Subsidiary, as applicable with respect to the premises described in such Real Property Lease.  True, accurate and complete copies of the Real Property Leases have been previously delivered to Parent.  To the Knowledge of the Company, no event has occurred which now constitutes, or which upon the giving of notice or the passage of time, or both, would give rise to any material default in the performances by the Company or any of its Subsidiaries, as applicable, or any tenants, subtenants or licensees of the Company or its Subsidiaries of any obligation under any of the Real Property Leases.

(c)               Personal Property.

(i)            A complete description of the material furniture, fixtures, machinery, equipment, tools and other material tangible assets of the Company and its Subsidiaries as of April 30, 2011 (the “Purchased Assets”), is contained in Section 3.12(c) of the Company Disclosure Letter.  Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the Company and its Subsidiaries have good and marketable title to the Purchased Assets.  Except as set forth in Section 3.12(c) of the Company Disclosure Letter, none of the Purchased Assets is subject to any Lien other than Permitted Liens.  Except as set forth in Section 3.12(c) of the Company Disclosure Letter, no financing statement under the Uniform Commercial Code with respect to any Purchased Asset is active in any jurisdiction, and neither the Company nor any of its Subsidiaries has signed any security agreement authorizing any secured party thereunder to file any such financing statement.

(ii)           The Purchased Assets are all of the material assets used or held for use in the operation or conduct of the business of the Company and its Subsidiaries as the same have been operated prior to the date hereof.  Except as set forth in Section 3.12(c) of the Company Disclosure Letter, the Purchased Assets (i) are in adequate working order (reasonable wear and tear excepted, and in each case taking into account age), (ii) have been maintained in a manner consistent with the past maintenance practices of the Company and its Subsidiaries and (iii) conform, in all material respects, with applicable Law.

(iii)           The tangible Purchased Assets are located at the location(s) specified in Section 3.12(b) of the Company Disclosure Letter attached hereto or at project sites.

Section 3.13.             Labor and Employment Matters.

(a)           Prior to the date hereof, the Company has provided Parent a complete and accurate list of all of the employees of the Company and each of its Subsidiaries as of April 30, 2011 (“Business Employees”) describing for each such Business Employee, such Business Employee’s position, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual base salary, weekly/hourly rates of compensation and the budgeted, aggregate amount of all bonus, severance and other amounts to be paid to all Business Employees at the Closing or otherwise in connection with the transactions contemplated hereby.  Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents contracted or used with respect to the operation of the business of the Company and each of its Subsidiaries and classified by the Company or any of its Subsidiaries as other than Business Employees or compensated other than through wages paid by the Company or its Subsidiaries through their respective payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company or its Subsidiaries.

(b)           Except as set forth in Section 3.13(b) of the Company Disclosure Letter, (i) there is no, and during the past two (2) years there has not been any, labor strike, picketing of any nature, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the businesses of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has a duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative of any Business Employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any Business Employee or Contingent Worker or pursuant to a collective bargaining relationship or agreement permitted by Section 8(f) of the National Labor Relations Act, 29 U.S.C. s. 158(f); (iii) to the Knowledge of the Company, there are no union claims or demands to represent a Business Employee or Contingent Worker, there are no organizational campaigns in progress with respect to any of the Business Employees or Contingent Workers and no question concerning representation of such individuals exists; (iv) there is no collective bargaining agreement or other written contract with any union binding on the Company or any of its Subsidiaries with respect to any Business Employee or Contingent Worker; (v) neither the Company nor any of its Subsidiaries has been accused of any unfair labor practice; (vi) the Company and its Subsidiaries are in compliance in material respects with applicable Laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours; (vii) neither the Company nor any of its Subsidiaries is delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for the Company or any of its Subsidiaries prior to the date hereof or amounts required to be reimbursed to such Business Employees or Contingent Workers; (viii) there are no pending, and within the last two (2) years there have been no formal or informal actions regarding material grievances, material complaints or material charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) that in each case claim damages in excess of $50,000 and, to the Knowledge of the Company, no such actions are threatened against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (ix) none of the employment policies or practices of the Company or any of its Subsidiaries is currently being audited or to the Knowledge of the Company, investigated by any Governmental Authority; (x) the Company and its Subsidiaries are in material compliance with the requirements of the Immigration Reform Control Act of 1986; and (xi) all Business Employees, except union-represented employees, are employed at-will and no non-union-represented Business Employees are subject to any written employment contract with the Company or its Subsidiaries.

(c)           Except as set forth in Section 3.13(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of the Company or of its Subsidiaries or one or more facilities or operating units within any site of employment or facility of the Company or of its Subsidiaries, and, during the 90-day period preceding the date hereof, no Business Employee has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.  Section 3.13(c) of the Company Disclosure Letter sets forth, for each Business Employee who has suffered such an “employment loss” during the 90-day period preceding the date hereof, (i) the name of such employee (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six (6) month period prior to such “employment loss”, and (iv) such employee’s last job title(s), location, assignment(s) and department(s).

(d)           Except as set forth in Section 3.13 of the Company Disclosure Letter the Company and its Subsidiaries are in compliance in all material respects with applicable affirmative action obligations under any Law, including Executive Order 11246.  To the extent that any Contingent Workers are employed, the Company and its Subsidiaries, as applicable, have properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.

Section 3.14.            Takeover Statutes.  No “fair price,” “merger moratorium,” “control share acquisition” or similar anti-takeover statute or regulation is applicable to the Merger or any other transaction contemplated hereby, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Company Board to permit the consummation of the Merger in accordance with the terms hereof.

Section 3.15.             Environmental Matters.  Except as set forth in Section 3.15 of the Company Disclosure Letter:

(a)           The Company and each of its Subsidiaries are and to the Knowledge of the Company have been in material compliance with all Environmental Laws, and are in material compliance with all environmental permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with their businesses (collectively, “Company Environmental Permits”).  All Company Environmental Permits are in full force and effect.

(b)           Neither the Company nor any of its Subsidiaries has received any written request for information, demand, notice of claim, notice of intent to bring a “citizens suit” under any Environmental Laws, complaint or claim that, it is or may be potentially liable or responsible under Environmental Laws for the five (5) years prior to Closing, and there is no civil, administrative, or criminal proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or to the Knowledge of the Company, any Person for whose conduct the Company or any of its Subsidiaries, is or may be held responsible for under any Environmental Laws.

(c)           To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, Hazardous Material to any location that is listed or, to the Knowledge of the Company, proposed for listing on the National Priorities List (the “NPL”) promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, or any equivalent list of sites for cleanup under any analogous state program.

(d)           Except as authorized by Environmental Laws, and to the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has released any Hazardous Material on, in, from, under or at any real property now or formerly owned, operated or leased by the Company or any of its Subsidiaries, which has resulted in a material liability under Environmental Laws.

(e)           The Company and its Subsidiaries do not operate any hazardous waste treatment, storage or disposal facility, landfill, surface impoundment or underground injection well, as those terms are defined under any applicable Environmental Laws, on any of the real property currently owned, operated or leased by the Company or any of its Subsidiaries.

(f)           The Company has provided or made available to Parent all non-privileged environmental audits, environmental risk assessments, environmental site assessments and Company Environmental Permits prepared or issued within the last three (3) years and in the Company’s or any of its Subsidiaries’ possession.

(g)           To the Knowledge of the Company, no material consent, registration, or filing is required under Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(h)           To the Knowledge of the Company, the Company and its Subsidiaries have not expressly assumed or provided an indemnity with respect to liability of another Person with respect to Environmental Laws or Hazardous Materials.

(i)            This Section 3.15 shall be the sole and exclusive representation and warranty of the Company and its Subsidiaries in any way related to Environmental Laws, Company Environmental Permits, Hazardous Materials or any other environmental matter.

Section 3.16.             Taxes.

(a)           Except as set forth in Section 3.16 of the Company Disclosure Letter:

(i)            The Company and its Subsidiaries have timely filed all material Tax Returns that they were required to file under applicable Laws and regulations.  All such Tax Returns are true, correct and complete as to the amount of Taxes shown as due and payable and were prepared in substantial compliance with all applicable Tax Laws.  All material Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid or appropriately reserved on the books and records of the Company or any Subsidiary of the Company.  The Company and its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return.  In the past five (5) years, no written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(ii)           The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any stockholder, employee, independent contractor, creditor, or other third party.

(iii)           During the last five (5) years no Governmental Authority has engaged in any Tax audit of the Company or any of its Subsidiaries regarding a material Tax matter or material Tax Return.  Neither the Company nor any of its Subsidiaries have received from any Governmental Authority (including jurisdictions where the Company or any of its Subsidiaries do not file Tax Returns) any (i) written notice indicating an intent to open an audit or other review that is still pending, (ii) written request for information related to Tax matters that is still pending, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company or any of its Subsidiaries that is still pending.  Correct and complete copies of all federal, state, local, and foreign income tax returns filed by the Company or any of its Subsidiaries since December 31, 2005 and all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2005 have been made available to Parent.

(iv)          The Company and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)           Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement with respect to the sharing of Taxes (or Tax benefits) among themselves.

(vi)           In the past two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(vii)          Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(viii)         Each plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code (i) operated in good faith, reasonable compliance with Section 409A of the Code from January 1, 2007, to December 31, 2010, and (ii) is in compliance with Section 409A of the Code since January 1, 2011.  No Nonqualified Deferred Compensation Plan will result in any participant in such plan incurring income acceleration or penalties under Section 409A of the Code.  Neither the Company nor any of its Subsidiaries have any indemnity obligation for any Taxes imposed under Section 409A of the Code.

(ix)           Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing a consolidated federal income Tax Return (other than a group in respect of which the Company or any Subsidiary is the common parent) nor (ii) has any liability for the Taxes of any Person (other than the Company’s own or any Subsidiary’s own liability) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(x)            Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law as a result of the transactions contemplated by this Agreement).

(xi)           The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(xii)           Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code occurring as a result of a change of method of accounting occurring prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date with respect to which the corresponding income was included for GAAP purposes on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(b)           The representations in this Section 3.16 and in Section 3.09 shall constitute the sole and exclusive representations and warranties regarding any Tax matters relating to the Company and its Subsidiaries.

Section 3.17.             Backlog.  The Company and its Subsidiaries’ Backlog, as of April 30, 2011, is set forth in Section 3.17 of the Company Disclosure Letter.  To the Knowledge of the Company, none of the orders constituting the Backlog have been cancelled or materially reduced, and each of such orders on Backlog is at a price and on terms (including margin) consistent with the Company’s or its Subsidiaries’ past practice.  Notwithstanding anything contained herein to the contrary, this Section 3.17 shall not be deemed to be a guarantee of collection of any of the Backlog set forth on Section 3.17 of the Company Disclosure Letter.

Section 3.18.             Intellectual Property.

(a)           Section 3.18(a) of the Company Disclosure Letter contains a complete and accurate list of all patents, patent applications, registered trademarks, registered service marks, registered trade names and registered copyrights which are owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”).  The Company or its Subsidiaries, as applicable, exclusively owns the Company Owned Intellectual Property which it is listed as owning on Section 3.18(a) of the Company Disclosure Letter and owns or possess adequate rights to use all other patents, trademarks, service marks, trade names, copyrights (including software) and trade secrets (“Intellectual Property”) presently used by the Company or any of its Subsidiaries and which are material to their business as presently conducted (such Intellectual Property, “Company Intellectual Property”).

(b)           Except as set forth on Section 3.18(b) of the Company Disclosure Letter, all material patents, patent applications, trademarks and copyrights that are Company Owned Intellectual Property which are issued by, registered with or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned.

(c)           There are no pending or, to the Knowledge of the Company (without conducting any infringement, freedom to operate or other investigation), threatened claims against the Company, any of its Subsidiaries, or any of their employees alleging that (i) any of the Company Owned Intellectual Property infringes or violates with the rights of any other party under any patent, trademark, service mark, copyright, trade secret or other intellectual property right (“Third Party Rights”) or (ii) the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their employees (in their capacity as employees) have misappropriated any Third Party Rights.

(d)           To the Knowledge of the Company (without conducting any infringement, freedom to operate or other investigation), neither the operation of the business of the Company or any of its Subsidiaries as presently conducted nor any Company Owned Intellectual Property as used by the Company infringes or violates any Third Party Right.

(e)           Neither the Company nor any of its Subsidiaries has received any written communications alleging that any of the Company Owned Intellectual Property is invalid or unenforceable.

(f)           Except as set forth on Section 3.18(f) of the Company Disclosure Letter, no current or former employee or consultant of the Company or any of its Subsidiaries owns any right, title or interest in or to any of the material Company Owned Intellectual Property.

(g)           To the Knowledge of the Company, no third party has violated or infringed or is violating or infringing any material Company Owned Intellectual Property.

(h)           The Company and each of its Subsidiaries (i) have not granted to anyone an exclusive license to or right to use any material Company Owned Intellectual Property; or (ii) are not obligated to or pay royalties or other fees to anyone with respect to the Company’s, or any of its Subsidiaries’, use of any material Company Owned Intellectual Property.

Section 3.19.             Insurance.  As of April 30, 2011, the Company and each of its Subsidiaries have general commercial liability, professional liability, workers compensation and employer’s liability, fire and casualty, environmental, pollution and such other appropriate insurance policies with coverage as identified in Section 3.19 of the Company Disclosure Letter.  Except as set forth in Section 3.19 of the Company Disclosure Letter, as of April 30, 2011, there are no claims pending against the Company or any of its Subsidiaries under any such insurance policies and, to the Knowledge of the Company, there is no threatened termination of any such policies or arrangements.  To the Knowledge of the Company, said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and each of its Subsidiaries are in compliance in all material respects with the terms of such policies applicable to the Company and its Subsidiaries.  Except as set forth in Section 3.19 of the Company Disclosure Letter, to the Knowledge of the Company, there is no claim by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer.  Each such insurance policy shall continue to be in full force and effect through the Closing Date.

Section 3.20.             Company Requisite Approval.  The affirmative vote of the holders of more than fifty percent (50%) of the Company Stock, voting as a single class on an as converted basis or acting by written consent and the consent specified on Section 3.20 of the Company Disclosure Letter are the only vote or action of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Requisite Approvals”), which Company Requisite Approvals shall be satisfied in full by the delivery of the Stockholder Written Consent.

Section 3.21.             Customers and Partners.

(a)           Section 3.21(a) of the Company Disclosure Letter sets forth the names of the top ten (10) customers by dollar volume paid (on a consolidated basis) for the twelve-month period ended December 31, 2010 (the “Customers”), together with the names of any Persons with which the Company or any of its Subsidiaries has a material strategic partnership or similar relationship (“Partners”).  No Customer or Partner of the Company or any of its Subsidiaries has canceled or otherwise terminated its relationship with respect to any specific project currently underway since December 31, 2010.

(b)           Except as set forth in Section 3.21(b) of the Company Disclosure Letter, to the Knowledge of the Company, no Customer or Partner has expressed any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company or any of its Subsidiaries.

Section 3.22.             Related Party Transactions.  Except as set forth in Section 3.22 of the Company Disclosure Letter, and except for compensation paid or payable to bona fide employees of the Company or its Subsidiaries in the ordinary course of business, (a) since January 1, 2010, there have been no transactions between the Company or any of its Subsidiaries and any Related Party or any payment by the Company or any of its Subsidiaries to any Related Party or by any Related Party to the Company or any of its Subsidiaries, (b) there is no lease, agreement or commitment between the Company or any of its Subsidiaries and any Related Party and (c) neither the Company nor any of its Subsidiaries is a party to any contract or agreement with any Related Party that contains covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person.  Except as set forth in Section 3.22 of the Company Disclosure Letter, or as disclosed herein, (i) no Related Party has any right, title or interest in or to any property of the Company or any of its Subsidiaries, including Intellectual Property, (ii) no Related Party is indebted to the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is indebted to any Related Party.

Section 3.23.             Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24.             Accounts Receivable; Accounts Payable.

(a)           Section 3.24(a) of the Company Disclosure Letter sets forth the Accounts Receivable owing to the Company and its Subsidiaries as of April 30, 2011, aged by month.  Except as set forth on Section 3.24(a) of the Company Disclosure Letter, all such Accounts Receivable are valid and enforceable claims and, to the Knowledge of the Company, there are no valid asserted claims, refusals to pay or other rights of set-off against any such Accounts Receivable.  Since the date of the Interim Financial Statements, the Company and its Subsidiaries have collected each of their Accounts Receivable consistent with past practice.  Except as set forth in Sections 3.24(a) or 3.22 of the Company Disclosure Letter, as of the Interim Financial Statements, the Company and its Subsidiaries do not have any Accounts Receivable or loans receivable from any Affiliate or any individual persons whose relationship with the Company’s, or any of its Subsidiaries’, directors, officers or employees or Stockholders is that of first cousin or closer.

(b)           All accounts payable and notes payable by the Company or its Subsidiaries to third parties arose in bona fide arm’s length transactions in the ordinary course of business and, except as set forth on Section 3.24(b) of the Company Disclosure Letter, no such account payable or note payable is delinquent in its payment for longer than sixty (60) days, except those contested in good faith or in accordance with past practice.  Since the date of the Interim Financial Statements, the Company and each of its Subsidiaries have paid their accounts payable in the ordinary course of business.  Except as set forth in Sections 3.24(b) or 3.22 of the Company Disclosure Letter, as of the Interim Financial Statements, the Company and its Subsidiaries do not have any account payable to any affiliate or any individual persons whose relationship with the Company’s, or any of its Subsidiaries’, directors, officers, employees or Stockholders is that of first cousin or closer (other than compensation paid or payable or expense reimbursement obligations incurred in the ordinary course of business).

Section 3.25.             Trade Secrets and Customer Lists.  To the Knowledge of the Company (without conducting any infringement, freedom to operate or other investigation), the Company and its Subsidiaries have the right to use all trade secrets, customer lists and manufacturing and secret processes required for or incident to the manufacture, design, tooling assembly or marketing of products sold, manufactured, licensed, or produced by them, including products licensed from others, currently or within the two (2) years preceding the Closing Date.  There are no payments required to be made by the Company or any of its Subsidiaries for the use of such trade secrets, customer lists and manufacturing and secret processes.  Neither the Company nor any of its Subsidiaries are using or in any way making use, without authorization, of any confidential information or trade secrets of any third party, including to the Knowledge of the Company, a former employer of any present or past employee of the Company, its Subsidiaries, or of any of their predecessors or Affiliates.

Section 3.26.            Warranty and Related Matters.  Section 3.26 of the Company Disclosure Letter sets forth a complete list of all material outstanding claims made to the sureties of the Company or any of its Subsidiaries with respect to any matters related to or arising out of all outstanding contractual warranties and guarantees on any of the construction projects or jobs completed by or service provided by the Company or any of its Subsidiaries for themselves, a customer or a third party (each such service shall be referred to herein as a “Company Service”).  Except for the claims listed in Section 3.26 of the Company Disclosure Letter, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries relating to any Company Service or any other work performed by the Company or any of its Subsidiaries, product liability, warranty or other similar claims (including any claim alleging that any Company Service is defective or fails to meet any product or service warranties).

Section 3.27.             Permits.  Except as set forth in Section 3.27 of the Company Disclosure Letter, each of the Company and its Subsidiaries holds all permits, registrations, licenses, certifications, consents and other approvals (collectively, the “Permits”) from third parties, including Governmental Authorities, that are required to operate their respective businesses as currently conducted, except where the failure to hold such Permits would not materially and adversely affect the ability of the Company or its Subsidiaries to conduct its business as currently conducted.  Each Permit is validly held by the Company or its Subsidiary, as applicable, and is in full force and effect, and the Company or its Subsidiary, as applicable, is operating in compliance in all material respects therewith.  Except as set forth in this Section 3.27 of the Company Disclosure Letter, to the Knowledge of the Company, none of the Permits is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.28.             Suppliers; Subcontractors.

(a)           Section 3.28(a) of the Company Disclosure Letter sets forth the names of the top twenty (20) suppliers for each Company Subsidiary by dollar volume paid for the twelve-month period ended December 31, 2010 (the “Suppliers”).  Except as set forth in Section 3.28(a) of the Company Disclosure Letter, to the Knowledge of the Company, the Company’s, and each of its Subsidiaries’, relationships with the Suppliers are good commercial working relationships, and, since the date of the Interim Financial Statements, no Supplier that the Company or any its Subsidiaries has paid since such date or is, as of the date hereof, under contract to pay $250,000 or more, has canceled, materially adversely modified, or otherwise terminated its relationship with the Company or such Subsidiary, or materially decreased availability of its services, supplies or materials to the Company or such Subsidiary (other than as a result of a contract expiration in the ordinary course of business).  Except as set forth in Section 3.28(a) of the Company Disclosure Letter, to the Knowledge of the Company, no Supplier has any expressed plan or intention to do any of the foregoing.

(b)           Section 3.28(b) of the Company Disclosure Letter sets forth the names of the top twenty (20) subcontractors for each Company Subsidiary by dollar volume paid for the twelve-month period ended December 31, 2010 (the “Subcontractors”).  Except as set forth in Section 3.28(b) of the Company Disclosure Letter, to the Knowledge of the Company, the Company’s, and each of its Subsidiaries’, relationships with the Subcontractors are good commercial working relationships, and, since the date of the Interim Financial Statements, no Subcontractor that the Company or any its Subsidiaries has paid since such date or is, as of the date hereof, under contract to pay $250,000 or more, has canceled, materially adversely modified, or otherwise terminated its relationship with the Company or such Subsidiary, or materially decreased availability of its services, supplies or materials to the Company or such Subsidiary (other than in the ordinary course of business).  Except as set forth in Section 3.28(b) of the Company Disclosure Letter, to the Knowledge of the Company, no Subcontractor has any expressed plan or intention to do any of the foregoing.

Section 3.29.             Bids; Proposals.  Section 3.29 of the Company Disclosure Letter sets forth a list of outstanding or in-process bids or proposals by the Company or any of its Subsidiaries with an aggregate value greater than $10,000,000 as of April 30, 2011.  Except as specifically set forth in Section 3.29 of the Company Disclosure Letter, no such bid or proposal, if awarded, would obligate the Company or any of its Subsidiaries to make an equity investment in any Person, to make payments to third parties to develop any project or to provide or arrange for financing for any project.

Section 3.30.             Bank Accounts.  Section 3.30 of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or any of its Subsidiaries maintains accounts or safe deposit boxes of any nature and the names of all persons authorized to have access thereto, draw thereon or make withdrawals therefrom.

Section 3.31.             Government Contracts.  Except as set forth on Section 3.31 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (a) to the Knowledge of the Company, has any obligation to renegotiate any federal, state, municipal or local government agreements, contracting or subcontracting Contracts (each a “Government Contract”), (b) in the past ten (10) years, has been suspended, debarred, or to the Knowledge of the Company, proposed for suspension and/or debarment, voluntarily excluded from qualifying to bid and/or bidding on or otherwise found not responsible to bid on any contracts for construction and/or design work on a public construction project, (c) in the past ten (10) years, has been audited by any Governmental Authority with respect to any Government Contracts entered into for goods and services provided by the Company or any of its Subsidiaries or Affiliates, except audits resulting in determinations neutral or favorable to the Company, such Subsidiary or such Affiliate, (d)  to the Knowledge of the Company, in the past ten (10) years, has been investigated by any Governmental Authority with respect to any Government Contract entered into for goods and services provided by the Company or any of its Subsidiaries, except audits resulting in determinations neutral or favorable to the Company, (e) in the past ten (10) years, had a contract terminated by any Governmental Authority for default or failure to perform in accordance with applicable standards, (f) in the past ten (10) years, and to the Knowledge of the Company, has been alleged to have submitted a claim for additional time and/or compensation on a project that was in any way fraudulent or (g) in the past ten (10) years, has been disallowed by a contracting officer’s final decision any costs incurred in excess of $10,000 under any Government Contract (other than change orders and claims in the ordinary course of business).  Except as set forth in Section 3.31 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding Government Contracts which require them to obtain or maintain a United States government security clearance or a foreign government security clearance.

Section 3.32.             Illegal Payments.  Neither the Company nor any of its Subsidiaries has ever offered, made or received on behalf of the Company nor its Subsidiaries any illegal payment or contribution of any kind, directly or indirectly, including illegal payments, gifts or gratuities, to any United States or foreign national, state or local government officials, employees or agents or candidates therefore or other Persons.

Section 3.33.            Allocation Schedule.  The Allocation Schedule has been prepared, and properly reflects the Closing Date Cash Consideration payable to each Holder and SARs Participant in accordance with, the terms and conditions of the Company’s Charter, the Company Option Plans and the SARs Plan.

Section 3.34.            Disclaimer of Additional Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN (A) THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND (B) SPECIFICALLY SET FORTH IN THE FIRST SENTENCE OF EACH OF SECTIONS 6.06(a), 6.07(a), 6.08(a) AND 6.09 OF THIS AGREEMENT, NEITHER THE COMPANY, ANY OF ITS SUBSIDIARIES NOR ANY OTHER RELATED PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE MERGER) AND ANY OTHER ASSETS, RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN (A) THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND (B) SPECIFICALLY SET FORTH IN THE FIRST SENTENCE OF EACH OF SECTIONS 6.06(a), 6.07(a), 6.08(a) AND 6.09 OF THIS AGREEMENT, THE COMPANY AND ITS SUBSIDIARIES HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE PARENT OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PARENT BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY AND ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES).  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE COMPANY AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES TO THE PARENT OR MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY OF THE COMPANY AND/OR ITS SUBSIDIARIES; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL IN NO WAY LIMIT THE TERMS OF SECTIONS 6.06 THROUGH 6.09 OF THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND THE MERGER SUB

Parent and the Merger Sub hereby jointly and severally represent and warrant to the Company and Interest Holders that:

Section 4.01.             Organization, Good Standing and Qualification.  The Parent and Merger Sub are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to carry on their businesses as presently conducted.

Section 4.02.             Authority; Approval.  The execution, delivery and performance by Parent and the Merger Sub of this Agreement and the consummation by Parent and the Merger Sub of the Merger and the other transactions contemplated hereby are within the their corporate powers, have been duly and validly authorized by all necessary actions on the part of Parent and the Merger Sub and no other proceedings on the part of Parent or the Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and the Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Parent and the Merger Sub, enforceable against Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights’ and to general equity principles.

Section 4.03.             Third Party Consents; No Violations.

(a)           Except for the requisite filing under the HSR Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, as applicable, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by Parent and the Merger Sub and the consummation by Parent and the Merger Sub of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the transactions contemplated hereby.

(b)           Except for the requisite filing under the HSR Act, the execution, delivery and performance of this Agreement by Parent and the Merger Sub do not, and the consummation by Parent and the Merger Sub of the Merger and the other transactions contemplated hereby (including the payment of any Earn-Out Payment or any other deferred compensation contemplated herein, in the form of notes or otherwise) will not, constitute or result in (i) a breach or violation of, or a default under, Parent’s organizational documents or the comparable governing documents of the Merger Sub, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contract binding upon Parent or Merger Sub or any Law to which Parent or the Merger Sub is subject.

Section 4.04.             Litigation.  There is no material Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that could reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.  Neither Parent nor Merger Sub is subject to or bound by any outstanding Order that could reasonably be expected to prevent, impair or delay the consummation of the transactions contemplated by this Agreement.

Section 4.05.             Brokers and Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement that, if the Merger is not consummated, would be payable to the Company, based upon arrangements made by or on behalf of Parent or the Merger Sub.

Section 4.06.             Financial Capability.  Parent (i) has sufficient funds available to pay the Merger Consideration and any expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, (ii) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and thereunder, and (iii) has not incurred any obligation, commitment, restriction or Loss of any kind, which would impair or adversely affect such resources and capabilities.

Section 4.07.             Solvency.

(a)           Immediately after giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties of the Company:

(i)           the fair saleable value (determined on a going concern basis) of the assets of Parent and the Surviving Company and their respective Subsidiaries shall be greater than the total amount of their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(ii)           Parent and the Surviving Company and their respective Subsidiaries shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(iii)           Parent and the Surviving Company and their respective Subsidiaries shall have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

(b)           In completing the transactions contemplated by this Agreement, Parent does not intend to hinder, delay or defraud any present or future creditors of Parent or the Surviving Company or their respective Subsidiaries.

Section 4.08.             SEC Documents.  Parent has filed and furnished all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2009 (collectively and together with all documents filed on a voluntary basis on Form 8-K and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents, as amended or updated, as applicable, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (each as in effect on the date so filed), as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents, as amended or updated, as applicable, as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.01.             Disclosure Document.  The Surviving Company shall, as soon as reasonably practicable following the Effective Date (but in no event later than three (3) Business Days following the Closing Date) and in accordance with applicable Laws, distribute to the Stockholders a disclosure document describing the Merger, including the terms and conditions of this Agreement, in the form attached as Exhibit 3 to the Company Disclosure Letter (the “Disclosure Document”).  The information provided by any Party hereto for use in the Disclosure Document shall be true and correct in all material respects, at the dates mailed to Stockholders, without omission of any material fact which is required to make such information not false or misleading.  No representation, covenant or agreement is made by any Party hereto with respect to information supplied in writing by any other Party specifically for inclusion in the Disclosure Document.  If at any time prior to the Effective Time any information relating to the Company, Parent or the Merger Sub, or any of their respective Affiliates, officers or directors, should be discovered by the Company, Parent or the Merger Sub which should be set forth in an amendment or supplement to the Disclosure Document, so that the Disclosure Document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall, in accordance with applicable Law, be disseminated to the Stockholders of the Company.

Section 5.02.             Interest Holder Representative.

(a)           Simultaneously with or, if not simultaneously, then as soon as practicable following the execution of this Agreement, by execution of the Interest Holders Representative Agreement, the SARs Forfeiture Agreement and the Transmittal Instructions, the Interest Holders that execute such agreements shall appoint the Interest Holder Representative as its, his or her true and lawful agent on behalf of each and every Interest Holder  on the terms and subject to the conditions set forth in the Interest Holders Representative Agreement.  In such capacity, subject to the Interest Holders Representative Agreement, the Interest Holder Representative may take any action on behalf of, and may bind, any or all such Interest Holders  after the Closing Date hereof under this Agreement, the Promissory Note or any other related agreement, including (i) entering into any amendment or modification hereof or any waiver of any obligation hereunder; (ii) giving and receiving notices and communications to or from Parent or Merger Sub relating to this Agreement, the Promissory Note or any of the transactions contemplated hereby (except to the extent that this Agreement or the Promissory Note expressly contemplates that any such notice or communication shall be given or received by such Interest Holder individually without reliance on the Interest Holder Representative); (iii) making any claim on behalf of any Seller Indemnified Party (provided that recovery of which shall be made or directed to such Seller Indemnified Party) pursuant to Article IX, consenting to the payment to any Parent Indemnified Party of any amounts payable pursuant to Article IX, making any objection to, or determine to waive or fail to take any action to object to, any claim for indemnification made by any Parent Indemnified Party pursuant to Article IX; (iv) consenting or agreeing to, negotiate, entering into settlements and compromises of, and agreeing to arbitration and complying with orders of courts and awards of arbitrators with respect to, any claims contemplated by clause (ii) or (iii); (v) determining the Allocable Portion; (vi) holding back the Net Worth Reserve in accordance with the terms of this Agreement or any other amount in accordance with the terms of the Interest Holder Representative Agreement; (vii) taking any and all actions necessary to enforce the terms of the Promissory Note; and (viii) taking all actions necessary or appropriate in the judgment of the Interest Holder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any such Interest Holder under any circumstance (including taking action in respect of Sections 2.13, 6.06, 6.07, 6.08 and 6.09).  For the avoidance of doubt, the Interest Holder Representative has no authority until after the Closing and as such is not executing, or is authorized to execute, this Agreement on behalf of the Stockholders or the SARs Participants.  Parent and its representatives shall be entitled to rely on the authority of the Interest Holder Representative for actions taken under this Section 5.02(a) and shall have no Liability to the Company or any Stockholder for such reliance.

(b)           The Interest Holder Representative shall not be liable to any Interest Holder, Parent or any of their respective Affiliates for any act done or omitted hereunder as the Interest Holder Representative while acting in accordance with this Agreement, the Promissory Note, or the Interest Holder Representative Agreement in good faith.  Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith for such purposes.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.            Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of transactions contemplated by this Agreement (referred to herein as “Transfer Taxes”) shall be paid by the Interest Holders on behalf of the Company.  The Company will file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges, and if required by applicable Law, Parent, the Interest Holder Representative, or the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 6.02.             Directors’ and Officers’ Indemnification.

(a)           Parent agrees, and agrees to cause the Surviving Company to take all actions necessary to ensure that (i) the Certificate of Incorporation and the bylaws or comparable organizational documents of the Surviving Company and its Subsidiaries after the Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the Certificate of Incorporation and bylaws or comparable organizational documents of the Company and its Subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of its Subsidiaries, unless such amendment, repeal or modification is required, based upon advice of legal counsel, by applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.

(b)           The Parties hereto agree that the Company, at the Company’s sole expense, has paid prior to the Closing an amount sufficient to purchase “tail” coverage for a period of six (6) years following the Closing Date under the directors and officers liability insurance policy of the Company, as in effect on the Closing Date.  Parent shall cause the Surviving Company not to take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.02.  The aggregate amount necessary to purchase such “tail” coverage shall be referred to as the “D&O Tail Premium.”

(c)           Notwithstanding any provision in this Agreement or the insurance policies contemplated by this Section 6.02, no provision or indemnification right in such policies shall limit in any way the right of any Parent Indemnified Party under Article IX of this Agreement.

Section 6.03.             Confidentiality.  The Interest Holders and the Interest Holder Representative will not, and will use their commercially reasonable efforts to cause their respective Controlled Affiliates not to, for any reason, directly or indirectly, for itself or themselves or any other Person, use or disclose any trade secrets, confidential information, proprietary information or other intellectual property of the Company or its Subsidiaries transferred (directly or indirectly) to Parent as a result of the consummation of the transactions contemplated in this Agreement.  Each Interest Holder and the Interest Holder Representative agrees that, each Interest Holder and the Interest Holder Representative will hold, and will use their commercially reasonable efforts to cause their respective Controlled Affiliates to hold, in strict confidence, and will not use, and will use their commercially reasonable efforts to cause their respective Controlled Affiliates to not use, any confidential or proprietary data or information obtained from Parent with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby.  Information generally known in Parent’s or Company’s or their respective Subsidiaries’ industry, independently developed, known or procured by any Interest Holder, Interest Holder Representative or their Controlled Affiliates, or which has been disclosed to any Interest Holders, the Interest Holder Representative or their Controlled Affiliates by third parties who have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement.  Notwithstanding the foregoing, in the event any Interest Holder, the Interest Holder Representative or any of their Controlled Affiliates is required by Law to disclose such information, such Interest Holder, the Interest Holder Representative (either for itself or on behalf of such Interest Holder) or any of their Controlled Affiliates, will (to the extent permitted and practicable) provide Parent with prompt notice of such requirement so Parent may seek an appropriate protective order (or in the event that providing such notice is not permitted or practicable) and failing the entry of such protective order, such Interest Holder, the Interest Holder Representative (either for itself or on behalf of such Interest Holder) or any of their Controlled Affiliates, as applicable, may disclose only such information as determined by legal counsel to be required and will exercise commercially reasonable efforts to maintain the assurance that confidential treatment will be accorded such information; provided, however, that nothing in this Agreement shall preclude disclosure to the Interest Holders’ equity holders, limited partners, prospective investors or other investors.

Section 6.04.            Public Announcements.  From the date of this Agreement, none of Parent, the Company or the Surviving Company (as applicable), Merger Sub or Interest Holder Representative shall, without the written approval of Parent and the Interest Holder Representative (such approval not to be unreasonably withheld or delayed), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by applicable Law, in which case such party shall allow the other party reasonable time to comment on such release or announcement and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures (i) necessary to implement the provisions of this Agreement or to comply with (a) any disclosure obligations under the Exchange Act or the rules promulgated thereunder, (b) the rules and listing standards of any stock, or (ii) in the case of the Interest Holder Representative, to the Interest Holders.

Section 6.05.             Employee Matters.

(a)           Following the Effective Date, Parent in its sole discretion shall either (a) continue to maintain the retirement, health and welfare benefits, programs or arrangements of the Company and its Subsidiaries for the Business Employees who remain employed by the Company or any of its Subsidiaries after the Closing Date; or (b) permit such Business Employees to participate in the retirement, health and welfare benefit plans, programs or arrangements of Parent (other than the Tutor Perini Corporation Pension Plan); provided, to the extent that service is relevant for purposes of eligibility, vesting, calculation of any benefit, or benefit accrual under any of the retirement, health and welfare benefit plans, programs or arrangements of Parent, Parent shall credit such Business Employees for service on or prior to the Effective Date that was recognized by the Company or its Subsidiary, as applicable, which employed such Business Employee for purposes of the retirement, health and welfare benefit plans, programs or arrangements maintained by the Company or such Subsidiary.

(b)           Parent and Surviving Company shall not, and each shall cause their respective Subsidiaries to not, at any time prior to ninety (90) days after the Closing Date, take any action that would trigger a “mass layoff” or a “plant closing” as those terms are defined in the WARN Act, or any comparable state or local law affecting in whole or in part any facility, site of employment, operating unit or Business Employee or Contingent Employee, that would cause the Surviving Company and its Subsidiaries to have had any notice obligations under any such Laws prior to the Closing Date.

Section 6.06.             Accounts Receivable.

(a)           Section 6.06 of the Company Disclosure Letter sets forth the Company’s good faith estimate of the Accounts Receivable existing as of immediately prior to the Effective Time.  In connection with the Closing Date Statement, Parent shall deliver to the Interest Holder Representative an Updated Disclosure Section 6.06 which will set forth Parent’s good faith calculation of the Accounts Receivable existing as of immediately prior to the Effective Time.   If, as of the one year anniversary of the date hereof (the “True-Up Date”), the Company and its Subsidiaries have not collected in full (by set-off, counterclaim or otherwise), in the aggregate, the Accounts Receivable set forth in Updated Disclosure Section 6.06, after using its commercially reasonable efforts, then Parent may offset (subject to the written consent of the Interest Holder Representative or the decision of the Neutral Accountant pursuant to Section 6.06(b)) such amount solely against the Adjusted Indemnity Holdback Amount, subject to Section 6.06(c), the Cap and the Basket, and the provisions of Article IX of this Agreement related thereto, the amount of such Accounts Receivable that have not been collected as of the True-Up Date (the “Uncollected Accounts Receivables”); provided Parent shall only be entitled to receive that portion of the Uncollected Accounts Receivable that Parent believes in good faith will not be collectible in accordance with the Company’s or its Subsidiaries’ customary business practices.  No more than thirty (30) days before the True-Up Date (the “Estimate Date”), Parent will deliver to the Interest Holder Representative, for Interest Holder Representative’s review and approval, its good faith estimate (the “A/R Estimate”) of the total amount of Uncollected Accounts Receivable it reasonably believes that the Company and its Subsidiaries will not collect, and for which Parent is entitled to recourse under this Section 6.06.  As a condition to Parent offsetting such amounts against the Adjusted Indemnity Holdback Amount in accordance with this Section 6.06, (a) Parent shall assign to the Interest Holder Representative, on behalf of the Interest Holders, any Uncollected Accounts Receivable which Parent offset against the Adjusted Indemnity Holdback Amount (to the extent of the offset against the Indemnity Holdback Amount) and shall, at the Interest Holder Representative’s request, provide reasonable cooperation to the Interest Holder Representative to collect such Accounts Receivable (provided, however, that such support does not unreasonably interfere with or disrupt the Company’s business and operations and the Interest Holder Representative reimburses Parent for any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates (including the Company) in providing such cooperation), and (b) Parent agrees that if Uncollected Accounts Receivable for which the Interest Holders reimbursed Parent are subsequently collected by Parent, then Parent shall promptly pay such collections (less any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates (including the Company) in connection with such collection) to the Interest Holder Representative (on behalf of the Interest Holders).

(b)           The Interest Holder Representative shall have thirty (30) days after its receipt of the A/R Estimate to object to the A/R Estimate.  If the Interest Holder Representative objects to the A/R Estimate, the Interest Holder Representative and Parent shall negotiate for a period of fifteen (15) days after the date of Parent’s receipt of the objection notice to resolve any disputes regarding the A/R Estimate.  If the Interest Holder Representative and Parent are unable to resolve all such disputes within such fifteen (15) day period, then within five (5) Business Days after the expiration of such period, all unresolved disputes shall be submitted to the Neutral Accountant, who shall be engaged to provide a final, binding and conclusive resolution of all unresolved disputes.  The Neutral Accountant shall be instructed to use reasonable efforts to perform its services within thirty (30) days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after such submission.  If the Neutral Accountant selected as described above is unable or unwilling to act when called upon pursuant to this Section, then the Parent and Interest Holder Representative shall promptly appoint a substitute to act in substitution for the original designee and, upon acceptance of such appointment, such substitute, or arbitrator so appointed, shall, for purposes of this section, be deemed to be the Neutral Accountant, as applicable, and the time periods prescribed above shall run from the date of such substitute’s or arbitrator’s acceptance of appointment hereunder. The fees and expenses of the Neutral Accountant shall be borne by the Parent, on the one hand, and the Interest Holder Representative, on the other hand, in proportion to the amounts by which their proposals differed from the Neutral Accountant’s final determination.  In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses.

(c)           Parent’s sole source of recourse for any amounts payable under this Section 6.06 shall be an offset against the Adjusted Indemnity Holdback Amount.

Section 6.07.             Realization of Gross Margin.

(a)           The Company represents that Section 6.07 of the Company Disclosure Letter sets forth the Company’s good faith estimate of all of the work-in-progress of the Company and its Subsidiaries as of immediately prior to the Effective Time, and the projected fee or gross margin for each project included therein, on a project by project basis.  In connection with the Closing Date Statement, Parent shall deliver to the Interest Holder Representative an Updated Disclosure Section 6.07 which shall set forth Parent’s good faith calculation of all work-in-progress of the Company and its Subsidiaries as of immediately prior to the Effective Time, and the projected fee or gross margin for each project included therein on a project by project basis.

(b)           Within five (5) Business Days after final determination of the Gross Margin Results as provided in Section 6.07(d), Parent may offset (subject to the written consent of the Interest Holder Representative and the decision of the Neutral Arbitrator pursuant to Section 6.07(d)) such amount solely against (x) the Adjusted Indemnity Holdback Amount (subject to the Cap) and (y), to the extent the Adjusted Indemnity Holdback Amount is exhausted (and subject to Section 2.14(g)), any Yearly Earn-Out Payment actually earned but not yet paid, subject in each case to Section 6.07(e), the Basket, and the provisions of Article IX of this Agreement related thereto, an amount equal to (to the extent a positive number) (i) ninety percent (90%) of the aggregate projected fee or gross margin as of immediately prior to the Effective Time for all projects listed on the Updated Disclosure Section 6.07 based on the aggregate value of each individual project, as set forth on Updated Disclosure Section 6.07, minus (ii) the aggregate Gross Margin Results for all of such projects.  For the avoidance of doubt, to the extent that Parent offsets any amounts against the Adjusted Indemnity Holdback Amount, the Yearly Earn-Out Payment or otherwise pursuant to Sections 6.06, 6.07, 6.08 or 6.09, any amounts so received related to a project set forth on the Updated Disclosure Section 6.07 will be taken into consideration when calculating the Gross Margin Results.

(c)           In the event that the Parent or its Subsidiaries agrees to a change in the scope of a project listed on Updated Disclosure Section 6.07 that would result in a decrease to the projected fee or gross margin with respect to such project in exchange for an actual and measurable benefit to the Parent or its Subsidiaries (in the form of new contracts or change orders actually entered into or any other quantifiable and direct benefit), the Updated Disclosure Section 6.07 shall be further modified to reflect the reduced fee or gross margin, as applicable, and the amount to be paid to Parent pursuant to Section 6.07(b) shall be adjusted downward by a corresponding amount to reflect such actual and measurable benefit received by the Parent or its Subsidiaries.  In addition, to the extent that any project listed on Updated Disclosure Section 6.07 is impacted by a force majeure related to such project, the Updated Disclosure Section 6.07 shall be further modified to reflect the reduced fee or gross margin, as applicable, as a result of such force majeure, and the amount to be paid to Parent pursuant to Section 6.07(b) shall be adjusted downward by a corresponding amount.

(d)           Parent shall in good faith prepare and deliver to the Interest Holder Representative on the Estimate Date a report setting forth the Parent’s good faith estimate of the Gross Margin Results as of the True-Up Date (the “Gross Margin Report”) based on actual and projected results as of the date of such Gross Margin Report in accordance with GAAP consistently applied, together with worksheets and data that support the Gross Margin Report and any other information that the Interest Holder Representative may reasonably request in order to verify the Gross Margin Results.  The Interest Holder shall have thirty (30) days after its receipt of the Gross Margin Report to object to the Gross Margin Report and the Gross Margin Results, which objection shall be in writing.  If the Interest Holder Representative objects to the Gross Margin Report and the Gross Margin Results reflected therein, the Interest Holder Representative and Parent shall negotiate for a period of fifteen (15) days after the date of Parent’s receipt of the objection notice to resolve any disputes regarding the Gross Margin Report.  If the Interest Holder Representative and Parent are unable to resolve all such disputes within such fifteen (15) day period, then within five (5) Business Days after the expiration of such period, all unresolved disputes shall be submitted to an independent arbitrator with experience in such commercial matters mutually satisfactory to Parent and the Interest Holder Representative (the “Neutral Arbitrator”), who shall be engaged to provide a final, binding and conclusive resolution of all unresolved disputes.  The Neutral Arbitrator shall be instructed to use reasonable efforts to perform its services within thirty (30) days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after such submission.  If the Neutral Arbitrator selected as described above is unable or unwilling to act when called upon pursuant to this Section, then the Parent and Interest Holder Representative shall promptly appoint a substitute to act in substitution for the original designee and, upon acceptance of such appointment, such substitute, so appointed, shall, for purposes of this section, be deemed to be the Neutral Arbitrator, as applicable, and the time periods prescribed above shall run from the date of such substitute’s acceptance of appointment hereunder. The fees and expenses of the Neutral Arbitrator shall be borne by the Parent, on the one hand, and the Interest Holder Representative, on the other hand, in proportion to the amounts by which their proposals differed from the Neutral Arbitrator’s final determination.  In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses.

(e)           Parent’s sole source of recourse for any amounts payable under this Section 6.07 shall be an offset against (i) the Adjusted Indemnity Holdback Amount and (ii), to the extent the Adjusted Indemnity Holdback Amount is exhausted and subject to Section 2.14(g), any Yearly Earn-Out Payment earned but not yet paid.

Section 6.08.             Unapproved or Pending Change Orders and Claims.

(a)           Section 6.08 of the Company Disclosure Letter sets forth, as of immediately prior to the Effective Time, (i) on a project by project basis, the Company’s good faith estimate of the aggregate amounts associated with any unapproved or pending net positive or net negative claim, change order, or request for equitable adjustment involving direct or indirect costs incurred as of the Effective Time and recorded in the Estimated Closing Statement as “Contacts Receivable-Unbilled” and/or “Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts” by the Company or any of its Subsidiaries (collectively, the “Unapproved or Pending Change Orders and Claims”) and (ii) the deferred billings recorded in the Estimated Closing Statement (consisting of estimated costs incurred and associated margins earned on contract items not billed due to timing issues) (the “Deferred Billings”).  As provided in 6.08(b), the Company shall be able to offset Unapproved or Pending Change Orders and Claims with claims and unapproved or pending change orders that reflect claims and unapproved or pending change orders that have been documented and have or will be submitted in a timely manner (the “Offset Claims”).  In connection with the Closing Date Statement, Parent shall deliver to the Interest Holder Representative an Updated Disclosure Section 6.08 in accordance with Section 2.13(b) which shall set forth an update of the Unapproved or Pending Change Orders and Claims and Deferred Billings as of immediately prior to the Effective Time.   For purposes of Section 6.08 of the Company Disclosure Letter and Updated Disclosure Section 6.08 (and solely for all calculations pursuant to this Sections 6.08 and 6.09), those Deferred Billings that should have been recorded as, as of the Effective Time (or become, after the Effective Time), Unapproved or Pending Change Orders and Claims, will be deemed to have been Unapproved or Pending Change Orders and Claims for purposes of Updated Disclosure Section 6.08.

(b)           Parent shall use commercially reasonable efforts to invoice and collect (by set-off, counterclaim or otherwise) all Unapproved or Pending Change Orders and Claims and Offset Claims.  Parent agrees not to arbitrarily settle or cause the Company or its Subsidiaries to arbitrarily settle any Unapproved or Pending Change Orders and Claims or Offset Claims.   Parent shall in good faith prepare and deliver to the Interest Holder Representative on the Estimate Date a  report (the “PCO and Claims Report”) setting forth, as of the True-Up Date, (x) collections  (by set-off, counterclaim or otherwise) of any Unapproved or Pending Change Orders and Claims and all collections related thereto that Parent believes in good faith will be collected in accordance with the Company’s or its Subsidiaries’ customary business practices (by set-off, counterclaim or otherwise) and (y) a listing of Offset Claims that have been settled and collected (by set-off, counterclaim or otherwise) and Offset Claims Parent believes in good faith will be collected (by set-off, counterclaim or otherwise) after the Effective Time and such Offset Claims settlement results in additional profit recognized in respect of costs incurred by the Company prior to the Effective Time (for the avoidance of doubt, additional profit recognized shall not be a result of accelerating profit that is already recorded in gross profit backlog as of the Effective Time) (the amounts set forth in (x) and (y), collectively and without duplication, the “PCO and Claims”).  The PCO and Claims Report shall include a calculation of (i) the PCO Shortfall, if any, (ii) the Special PCO Shortfall, if any, and (iii) the Other PCO Shortfall, if any.  Parent agrees to provide worksheets and data that support the PCO and Claims Report and any other information that the Interest Holder Representative may reasonably request in order to verify the PCO and Claims Report.  The Interest Holder shall have thirty (30) days after its receipt of the PCO and Claims Report to object to the PCO and Claims Report and the PCO and Claims reflected thereon, which objection shall be in writing. If the Interest Holder Representative objects to the PCO and Claims Report, the Interest Holder Representative and Parent shall negotiate for a period of fifteen (15) days after the date of the Parent’s receipt of the objection notice to resolve any disputes regarding the PCO and Claims Report.  If the Interest Holder Representative and Parent are unable to resolve all such disputes within such fifteen (15) day period, then within five (5) Business Days after the expiration of such period, all unresolved disputes shall be submitted to the Neutral Arbitrator, who shall be engaged to provide a final, binding and conclusive resolution of all unresolved disputes. The Neutral Arbitrator shall be instructed to use reasonable efforts to perform its services within thirty (30) days of submission of the statement(s) and objection(s) to it and, in any case, as soon as practicable after such submission.  If the Neutral Arbitrator selected as described above is unable or unwilling to act when called upon pursuant to this Section, then the Parent and Interest Holder Representative shall promptly appoint a substitute to act in substitution for the original designee and, upon acceptance of such appointment, such substitute so appointed, shall, for purposes of this section, be deemed to be the Neutral Arbitrator, as applicable, and the time periods prescribed above shall run from the date of such substitute’s acceptance of appointment hereunder. The fees and expenses of the Neutral Arbitrator shall be borne by the Parent, on the one hand, and the Interest Holder Representative, on the other hand, in proportion to the amounts by which their proposals differed from the Neutral Arbitrator’s final determination.  In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses.

(c)           Within five (5) Business Days after final determination of the PCO and Claims as provided in Section 6.08(b), Parent may offset, subject to Sections 6.08(d) and (e),x the Cap and the Basket, the provisions of Article IX of this Agreement related thereto, if (and only if) there is a PCO Shortfall and in an amount not to exceed the PCO Shortfall, an amount equal to the Other PCO Shortfall, if any, against the Adjusted Indemnity Holdback Amount.  As a condition to Parent offsetting such amount against  the Adjusted Indemnity Holdback Amount in accordance with this Section 6.08, Parent agrees that if payments are subsequently collected by Parent with respect to such Unapproved or Pending Change Orders and Claims, then Parent shall promptly pay such collections (less any reasonable and documented out-of-pocket costs and expenses incurred in connection with such collections) to the Interest Holder Representative (on behalf of the Interest Holders).  To the extent the PCO Shortfall, if any, minus any amounts offset in respect of the Other Projects from the Adjusted Indemnity Holdback Amount, if any, is less than the Adjusted Special Holdback Amount, Parent shall promptly pay an amount from the Adjusted Special Holdback Amount to be distributed in accordance with Section 2.12(e) such that the remaining amount of the Adjusted Special Holdback Amount after such release equals the PCO Shortfall minus any amounts offset in respect of the Other Projects against the Adjusted Indemnity Holdback Amount.  In the event (i) the Unapproved or Pending Change Orders and Claims as set forth on Updated Disclosure Section 6.08 minus (ii) the PCO and Claims, results in a number equal to or less than zero, the date of such calculation shall be a Special Holdback Payment Date and Parent shall pay the entire remaining amount of the Adjusted Special Holdback Amount to be distributed to, or as directed by, the Interest Holder Representative (on behalf of the Interest Holders) in accordance with Section 2.12(e).

(d)           Parent’s sole source of recourse for any amounts payable by the Interest Holders under this Section 6.08 shall be an offset against the Adjusted Indemnity Holdback Amount.

(e)           Notwithstanding anything herein to the contrary, to the extent that there is no PCO Shortfall, the Parent shall have no right to recover pursuant to Section 6.08(c) and 6.09 and Parent shall pay all of the Adjusted Special Holdback Amount to be distributed in accordance with Section 2.12(e).

(f)            For purposes of calculating any offset against Unapproved or Pending Change Orders and Claims, in the event that the Parent or any of its Subsidiaries agrees to settle any project that would result in a decrease in PCO and Claims in exchange for an actual and measurable benefit to the Parent or any of its Subsidiaries (in the form of new contracts or change orders actually entered into or any other quantifiable and direct benefit), then the PCO and Claims shall be increased to adequately reflect such actual and measurable benefit and used for purposes of the offset contemplated herein.

Section 6.09.             Special Holdback.  Section 6.09 of the Company Disclosure Letter sets forth the projects for which offset against the Adjusted Special Holdback Amount is available (each, a “Special Holdback Project”) and the aggregate value of Unapproved or Pending Change Orders and Claims for the Special Holdback Projects (the “Identified Claims”).  From and after the Closing through and including the final Special Holdback Payment Date, the Parent and the Company shall notify the Interest Holder Representative whenever any Unapproved or Pending Change Orders and Claims or Offset Amounts are invoiced or collected (by set-off, counterclaim or otherwise) with respect to a Special Holdback Project.  If at such invoice or collection date, the amount equal to (i) the Identified Claims minus (ii) all Unapproved or Pending Change Orders invoiced or collected (by set-off, counterclaim or otherwise)  by the Company and Parent (or any of their Subsidiaries) as of such date with respect to such Identified Claims minus (iii) all Offset Claims invoiced or collected (by set-off, counterclaim or otherwise) by the Company and Parent (or any of their Subsidiaries) as of such date with respect to such Identified Claims minus (iv) all amounts of Unapproved or Pending Change Orders or Offset Claims Parent determines, in good faith, it will be able to invoice or recover with respect to such Identified Claims (such amount, the “Current Special Shortfall”) is less than the Adjusted Special Holdback Amount, then within five (5) Business Days following any such collection date, Parent shall pay the Interest Holder Representative for the benefit of the Interest Holders an amount such that the Adjusted Special Holdback Amount equals the Current Special Shortfall.  In the event that it is finally determined pursuant to Section 6.08(b) that (i) there is a PCO Shortfall and (ii) the Special PCO Shortfall is greater than the Adjusted Special Holdback Amount, the Adjusted Special Holdback Amount shall be increased in an amount equal to the difference between the Special PCO Shortfall and the Adjusted Special Holdback Amount (but not to exceed the PCO Shortfall) (the “Roll-Over Amount”) and such Roll-Over Amount shall be deemed part of the Adjusted Special Holdback Amount for all purposes hereunder.  If the Adjusted Indemnity Holdback Amount is less than the Roll-Over Amount, the Roll-Over Amount shall be capped at the Adjusted Indemnity Holdback Amount.

Section 6.10.             General Post-Closing Agreements.

(a)           From and after Closing, the Company and its Subsidiaries shall afford to the Interest Holder Representative and its representatives reasonable access, at reasonable times, upon prior notice, to the officers, properties, offices and other facilities of the Company and its Subsidiaries and to their respective books and records and shall furnish, at the Interest Holders Representative’s sole cost, reasonably promptly such information concerning the books and records of the Company and its Subsidiaries as may be reasonably requested, from time to time, by or on behalf of Interest Holder Representative to the extent relating to the (i) collection of Accounts Receivable, (ii) projects listed on Updated Disclosure Section 6.07 (including the Special Holdback Projects), (iii) projects listed on Section 6.08 of the Company Disclosure Letter and (iv) the CitiField Amounts.

(b)           Any and all amounts received by Parent, the Surviving Company or any of its Subsidiaries (net of any costs and expenses incurred by Parent, the Surviving Company or any of its Subsidiaries related to such recovery) relating to the builder’s risk insurance claim for the project located at CitiField (the “CitiField Amounts”) shall be promptly remitted (in no event more than five (5) Business Days after receipt by Parent, the Company or any of its Subsidiaries) by Parent, the Surviving Company or any of its Subsidiaries, as applicable, to the Interest Holder Representative (on behalf of the Interest Holders).  The Parent, the Surviving Company or any of its Subsidiaries shall, at the Interest Holder Representative’s request, provide reasonable cooperation to the Interest Holder Representative to collect such CitiField Amounts (provided, however, that such support does not unreasonably interfere with or disrupt such Person’s, as applicable, business and operations and the Interest Holder Representative reimburses such Person for any reasonable and documented out-of-pocket costs and expenses incurred by such Person in providing such cooperation).

Section 6.11.             Tax Matters.

(a)           2010 Income Tax Returns & Final Tax Returns.  All Tax Returns for the Company or any Subsidiary that are to be filed after the Effective Date and include a period, or part of a period that began before the Effective Date (each a “Final Tax Return”), will be prepared and timely filed by the Surviving Company.  All Final Tax Returns shall be prepared in a manner consistent with current practices, procedures, and accounting methods, except as required by Law and, to the extent applicable, the conventions provided for in Section 6.11(b).  At least fifteen (15) days prior to the due date for filing a Final Tax Return, the Surviving Company shall deliver a copy of each such Tax Return to the Interest Holder Representative, for the Interest Holder Representative’s review and approval (which shall not be unreasonably withheld, delayed, or conditioned) and the Parent shall cause the Company or applicable Subsidiary to timely file the Final Tax Return in the manner approved by the Interest Holder Representative. The Parent shall not, and shall not allow the Surviving Company or any Subsidiary to amend any Tax Return (including a Final Tax Return) of the Company or any Subsidiary for any Pre-Closing Tax Period, or agree to waive or otherwise extend the statute of limitations for any Tax for any Pre-Closing Tax Period, or file any ruling request with any Governmental Authority that could affect the Taxes of the Company or any Subsidiary for a Pre-Closing Tax Period, without the prior written consent of the Interest Holder Representative, which consent shall not be unreasonably withheld.

(b)           Tax Methodologies.  For purposes of preparing all Tax Returns (including for purposes of determining whether to make (or not to make) certain elections or other decisions or positions with respect to relevant Tax matters), the parties hereto agree as follows:

(i)           Any Transaction Deductions paid or accrued on or before the Closing Date shall be deducted by the Company or any Subsidiary on the U.S. federal income Tax Return of the Company for the year ended on the Closing Date and no party hereto shall apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions.

(ii)           Unless otherwise requested or agreed to in writing by the Interest Holder Representative, all elections and decisions and positions made with respect to whether to carryback or carry forward a net operating loss or other Tax attribute or a Tax credit incurred or realized by the Company or any Subsidiary in a Pre-Closing Tax Period shall be made such that the net operating loss or other Tax attribute or Tax credit is first carried back to the maximum extent permitted under applicable Tax Law prior to being carried forward.

(iii)           Any gains, income, deductions, losses, or other items realized by the Company or any Subsidiary resulting from transactions outside of the ordinary course of business on the Closing Date, but after the Closing (including all transactions relating the Parent’s or Surviving Companies’ financing of the transactions contemplated by hereto), shall be treated as occurring on the day after the Closing Date and each party hereto shall utilize the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. Tax Law) for purposes of reporting such items on applicable Tax Returns.

(iv)           No election shall be made under Code Section 338(g) (or any similar provision of state, local, or non-U.S. Tax Law) with respect to the acquisition of the Company contemplated by this Agreement.

(v)            No party shall make an election under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Tax Law) to ratably allocate items incurred by the Company or any Subsidiary for the year ended on the Closing Date.

(vi)           To the extent permissible under applicable Tax Laws, the Company and each Subsidiary shall elect to have their Tax year end on the Closing Date.

(vii)          Unless otherwise required under applicable Law, all indemnification payments under this Agreement shall be treated as adjustments to the Merger Consideration for all relevant Tax purposes.

(viii)         All payments to, or on behalf of, the Stockholders pursuant to Section 6.11(f) or the release of the Special Holdback Amount or the Indemnity Holdback Amount shall be treated as payments of additional consideration in respect of Company Stock (except to the extent required to be treated as interest under the Code or other applicable Tax Law), and all payments to, or on behalf of, the SARs Participations pursuant to Section 6.11(f) or the release of the Special Holdback Amount or the  Indemnity Holdback Amount (including amounts attributable to the stated interest) shall be treated as additional payments under the SARs Plan and included in compensation in the year in which the SAR Participant actually receives the cash (or the Interest Holder Representative receives the cash on behalf of the SAR Participant).

(ix)           All cash payments under the Promissory Note (including those with respect to the stated interest) that are to, or on behalf of, the SAR Participants shall be treated as additional payments under the SARs Plan and included in compensation in the year the SARs Participant receives the cash (or the Interest Holder receives the cash on behalf of the SAR Participant).

Unless otherwise required by a determination of a Governmental Authority that is final, none of the Stockholders, SAR Participants, Parent, or the Surviving Company, or other party hereto shall take any position (and the Parent and the Surviving Company shall not allow any Subsidiary or any of their Affiliates to take any position) on any Tax Return or during the course of any audit or other proceedings with respect to any Taxes or Tax Returns (whether or not a Tax Contest)  that is inconsistent with any election, position, or other decision made in accordance with Section 6.11(b).

(c)           Tax Sharing Agreements.  All Tax sharing agreements or similar agreements solely between the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company nor its Subsidiary shall be bound thereby or have any liability thereunder.

(d)           Cooperation.  Parent, the Stockholders, the Interest Holder Representative and the Company shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns of the Company or Subsidiary, and any audit, litigation or other proceeding with respect to Taxes of the Company or Subsidiary.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, or any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent, the Stockholders, the Interest Holder Representative and the Company agree (i) to retain or cause to be retained all books and records with respect to Tax matters pertinent to the Company or any Subsidiary relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent or the Interest Holder Representative, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, (ii) to provide to the other party, upon request, all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Interest Holder Representative, any extensions thereof) of the respective periods, and (iii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other parties so requests, the other parties shall allow such requesting party to take possession of such books and records.

(e)           Tax Contests.

(i)            If any Governmental Authority issues to the Parent, the Surviving Company or any Subsidiary (i) a notice of its intent to audit or conduct another proceeding with respect to Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period or (ii) a notice of deficiency for Taxes of the Company or any Subsidiary for any Pre-Closing Tax Period, the Parent shall notify the Interest Holder Representative of the receipt of such communication from the Governmental Authority within thirty (30) days of receipt.  No failure or delay of the Parent in the performance of the foregoing shall reduce or otherwise affect obligations or liabilities of Indemnitors pursuant to this Agreement, except to the extent such failure or delay prejudices the Indemnitors or Interest Holder Representative.  The Surviving Company or applicable Subsidiary shall control any audit or other Proceeding in respect of any Taxes or Tax Returns of the Company or a Subsidiary (a “Tax Contest”); provided, however, (1) the Interest Holder Representative, at the Indemnitors’ sole cost and expense, shall have the right to control any Tax Contest (including the settlement or resolution thereof) to the extent it relates to a Pre-Closing Tax Period; (2) the Interest Holder Representative, at Indemnitors’ sole cost and expense, shall have the right to participate in any Tax Contest to the extent it relates to a Pre-Closing Tax Period or Straddle Period; and (3) the Parent shall not, and shall not allow the Surviving Company or any Subsidiary, to settle, resolve, or abandon a Tax Contest (whether or not the Interest Holder Representative controls or participates in such Tax Contest) for a Pre-Closing Tax Period, Straddle Period, or if would otherwise result in any Indemnitor paying or indemnifying for any Taxes without the prior written permission of the Interest Holder Representative (which shall not be unreasonably withheld, delayed, or conditioned).

(ii)           If the Interest Holder Representative elects to control a Tax Contest for a Pre-Closing Tax Period, (1) the Interest Holder Representative shall notify the Parent of such intent;  (2) the Parent shall promptly complete and execute, and promptly cause the Surviving Company any applicable Subsidiary to complete and execute, any powers of attorney or other documents that the Interest Holder Representative requests to allow the Interest Holder Representative to control such Tax Contest; (3) prior to the Interest Holder Representative taking control, the Parent shall cause the Surviving  Company or applicable Subsidiary to control such Tax Contest in good faith; (4) the Interest Holder Representative shall keep the Parent reasonably informed regarding the status of such Tax Contest; and (5) the Parent, at its sole cost and expense, shall have the right to participate, or cause the Surviving Company or applicable Subsidiary to participate, in such Tax Contest.

(iii)           If the Interest Holder Representative elects to participate in a Tax Contest, (1) the Interest Holder Representative shall notify the Parent of such intent; (2) the Parent shall cause the Surviving Company or the applicable Subsidiary to control the Tax Contest in good faith; (3) Parent shall take all actions required to ensure that the Interest Holder Representative has the right to fully participate in the Tax Contest (including allowing the Interest Holder Representative (or counsel of its choice) to attend all conferences or meetings with the applicable Governmental Authority); and (4) if requested by the Interest Holder Representative, the Parent shall settle (or cause the Surviving Company, the applicable Subsidiary to settle) the Tax Contest on terms acceptable to the applicable Governmental Authority and the Interest Holder Representative (provided such settlement does not result in the Parent, the Surviving Company, or any Subsidiary, or any of their Affiliates incurring any Tax that the Indemnitors are not required to indemnify under this Agreement).

(iv)           If the Interest Holder Representative does not control or participate in a Tax Contest (whether by election or otherwise) that relates to a Pre-Closing Tax Period or Straddle Period or that could otherwise result in any Indemnitor paying or indemnifying for any Taxes, (1) the Parent shall cause the Surviving Company or applicable Subsidiary to control such Tax Contest in good faith; (2) the Parent shall keep the Interest Holder Representative reasonably informed regarding the status of such Tax Contest; and (3) if requested by the Interest Holder Representative, the Parent shall settle (or cause the Surviving Company or the applicable Subsidiary to settle) the Tax Contest on terms acceptable to the applicable Governmental Authority and the Interest Holder Representative, provided that such settlement does not result in the Parent, the Surviving Company, any Subsidiary or any their Affiliates incurring any Tax that the Indemnitors are not required to pay under this Agreement.

(f)           Tax Refunds.

(i)           All refunds of Pre-Closing Taxes and one hundred percent (100%) of all refunds of Transfer Taxes (whether in the form of cash received or a credit against Taxes otherwise payable) shall be the property of the Interest Holders to the extent such refund is not included in the computation of the Final Closing Date Net Worth.  To the extent that the Parent, the Surviving Company, or any Subsidiary receives a refund that is the property of the Interest Holders, the Parent shall pay to the Interest Holder Representative (or its designee) for distribution to the Interest Holders the amount of such refund (and interest received from the Governmental Authority).  The amount due to the Interest Holder Representative (or its designee) shall be payable ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a direct credit, ten (10) days after the due date of the Tax Return claiming such credit or offset).  If a refund of Pre-Closing Taxes that was excluded from the computation of the Estimated Net Worth is received prior to the finalization of the Final Closing Date Net Worth, such amount shall be excluded from the computation of the Final Closing Date Net Worth and paid pursuant to this Section 6.11(f).

(ii)           The Parent shall, and shall cause the Surviving Company, any of its Subsidiaries, and their Affiliates, to take all commercially reasonable actions necessary, or requested by the Interest Holder Representative, to timely claim any refunds that will give rise to a payment under this Section 6.11(f) or timely claim any Tax benefits that will give rise to payments (or reduction in Losses) under Section 9.04.

Section 6.12.             Distributions; Withholding.  In the event that any amount is to be paid to, or for the benefit of, a SARs Participant in accordance with this Agreement or the Interest Holder Representative Agreement and the Interest Holder Representative determines to remit such payment to the Surviving Company, the Parent and the Surviving Company hereby agree that the Surviving Company shall promptly pay such amounts to the applicable SARs Participants, subject to withholding pursuant to Section 2.09(e), and in accordance with their Allocable Portion (as determined by the Interest Holder Representative) of such amount.

Section 6.13.             Releases.  From and after the Closing, Parent shall, and shall cause the Company and its Subsidiaries to, execute and deliver any further instruments or documents and take all such further action as is reasonably necessary in order to evidence or otherwise facilitate the release of the Persons set forth on Section 6.13(a) of the Company Disclosure Letter (the “Guarantors”) from any and all surety bonds, letters of credit, agreements of guarantee or indemnification or capital retention, separateness or net worth agreements entered into with respect to the Company or its Subsidiaries (the “Guarantees”) listed on Section 6.13(b) of the Company Disclosure Letter.  Parent shall use its reasonable best efforts to release the Guarantors from all the Guarantees within forty-five (45) days following the Closing Date.  From and after the Closing, Parent shall, and shall cause the Company and its Subsidiaries to, indemnify, defend and hold harmless the Guarantors from and against any and all Losses arising out of, based upon or in connection with the Guarantees.

Section 6.14.            Consultants.  For a period of one (1) year from and after the Closing, Parent shall, and shall cause the Company and its Subsidiaries to, continue to retain the Person set forth on Section 6.14 of the Company Disclosure Letter (or a suitable replacement as the Parent may decide in its sole discretion after reasonable consultation with the Interest Holder Representative) as a consultant in respect of, and related to, matters consistent with the scope of services being provided by the Person set forth on Section 6.14 of the Company Disclosure Letter (as set forth in such Person’s engagement letter).

ARTICLE VII

CONDITIONS OF MERGER

Section 7.01.             Closing Deliverables Applicable to Each Party.  At the Closing, the following documents shall be delivered:

(a)            Stockholder Written Consent.  The Stockholders shall have delivered the Stockholder Written Consent at or immediately following execution of this Agreement.

(b)            Promissory Note.  Parent shall have issued and delivered to the Interest Holder Representative, as nominee (and on behalf) of the Interest Holders, the Promissory Note, a form of which is attached as Exhibit 4 to the Company Disclosure Letter (the “Promissory Note”) in an amount equal to $74,868,530 (the “Promissory Note Amount”).

(c)            Paying Agent Agreement.  Parent, the Company, the Interest Holder Representative and the Paying Agent shall execute and deliver the Paying Agent Agreement, a form of which is attached as Exhibit 5 to the Company Disclosure Letter, and the Paying Agent Agreement shall be in full force and effect.

(d)            GC Termination and Release Agreement.  The Company shall have delivered to Parent the GC Termination and Release Agreement executed by each of the individuals receiving GC Termination Payments in accordance with this Agreement, a form of which is attached as Exhibit 6 to the Company Disclosure Letter (the “GC Termination and Release Agreement”).

(e)            Bonding.  Parent shall have either (i) assumed all of the obligations of the Company and its Subsidiaries and their respective officers, directors, employees, stockholders or Affiliates under existing bonding arrangements of the Company or any of its Subsidiaries as set forth on Section 3.11(a)(x) of the Company Disclosure Letter or (ii) executed bonding arrangements with reputable surety bond companies replacing any such existing bonding arrangements, on terms satisfactory to the Company.

(f)            Non-Compete Agreements.  The Company shall have delivered to Parent non-compete agreements executed by the Persons set forth on Section 7.01(f) of the Company Disclosure Letter, substantially in the form attached as Exhibit 7 to the Company Disclosure Letter, and such agreements shall be in full force and effect.

(g)           Capital Retention Agreements.  Any capital retention or similar agreements in respect of the Company’s or its Subsidiaries’ bonding arrangements existing prior to the Closing Date shall have been terminated.

(h)            Resignation of Directors.  The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that all persons holding the position of director of the Company, in office immediately prior to the Effective Time, have resigned in writing from such positions effective as of the Effective Time.

(i)             Employment Agreements. The Company shall have delivered to Parent employment agreements executed by the Persons identified in Section 7.01(i) of the Company Disclosure Letter, substantially in the form attached as Exhibit 8 to the Company Disclosure Letter and such agreements shall be in full force and effect.

(j)            Tax Certificate.  The Company shall have delivered to Parent a certificate, signed under penalty of perjury and in form and substance as required under Section 897 and Section 1445 of the Code and the Treasury Regulations thereunder, stating that an interest in the Company is not a “United States real property interest” as such term is defined in Section 897 of the Code.

(k)            CitiField Assignment Agreement.  The Company, its Subsidiaries (if applicable) and the Interest Holder Representative shall have entered into an assignment and assumption or similar agreement in the form attached as Exhibit 9 to the Company Disclosure Letter pursuant to which the Company and its Subsidiaries, as applicable, have assigned all their rights and interests (and not any obligations) related to the CitiField Amounts to the Interest Holder Representative, and such agreement shall be in full force and effect.

(l)             Non-Solicitation Agreement.  The Company shall have delivered to Parent a non-solicitation agreement, substantially in the form attached as Exhibit 10 to the Company Disclosure Letter, and such agreement shall be in full force and effect.

(m)           Certificates.  The Company shall have delivered to Parent certificates, dated as of the Closing Date, executed by each of the Persons identified in Section 7.01(m) of the Company Disclosure Letter, substantially in the form attached hereto as Exhibit 11 to the Company Disclosure Letter.

(n)           Management Agreement and Nopetro LOI.  The Company shall have delivered to the Parent evidence, in a form reasonably satisfactory to the Parent, that the Management Agreement and Nopetro LOI have been terminated prior to the Closing.

ARTICLE VIII

[RESERVED]

ARTICLE IX

INDEMNIFICATION

Section 9.01.             Survival.

(a)           Representations and Warranties.  The respective representations and warranties set forth in this Agreement shall survive the Closing and will remain in full force and effect thereafter only until the twelve (12) month anniversary of the Closing Date, at which point such representations and warranties and any claim for indemnification or offset against the Adjusted Indemnity Holdback Amount or otherwise pursuant to this Agreement by any Indemnified Party on account of such representations or warranties will terminate and be irrevocably and unconditionally waived (such date, as applicable, the “Representation Termination Date”); provided, however, that any representation or warranty that would otherwise have terminated shall continue to survive if any claim for indemnification or reimbursement on account of such representation or warranty is brought on or prior to the Representation Termination Date, only until such claim for indemnification or reimbursement has been satisfied or otherwise resolved pursuant to this Article IX; provided, further, that (i) the representations and warranties set forth in Section 3.09 (Employee Benefits) and Section 3.14 (Taxes) (the “Statutory Representations”) shall survive the Closing and will remain in full force and effect thereafter until ninety (90) calendar days following the expiration of the applicable statute of limitations with respect thereto and (ii) the representations and warranties set forth in (A) Section 3.01 (Organization, Good Standing and Qualification), Section 3.02 (Capitalization), Section 3.04 (Authority; Approval), and Section 3.23 (Brokers and Finders) (the “Company Fundamental Representations”), and (B) Section 4.01 (Organization, Good Standing and Qualification), Section 4.02 (Authority; Approval), and Section 4.05 (Brokers and Finders) (the “Parent/Merger Sub Fundamental Representations”, and together with the Company Fundamental Representations, the “Fundamental Representations”) shall survive indefinitely.

(b)           Covenants and Agreements. All covenants and other agreements contained in this Agreement to be performed in whole or in part after the Closing Date shall survive in accordance with their terms.

(c)           F/P Indemnification.

(i)           Any claim for indemnification specifically against the Adjusted Indemnity Holdback Amount pursuant to Section 9.02(a)(ii) will remain in full force and effect only until the one (1) year anniversary of the date hereof (the “F/P One Year Date”), at which point any claim for indemnification specifically against the Adjusted Indemnity Holdback Amount pursuant to this Agreement on account of such section shall automatically terminate and any rights and obligations thereunder shall irrevocably and unconditionally be waived; provided, however, that such section shall continue to survive if any claim for indemnification or reimbursement on account of such section is made by any Parent Indemnified Party on or prior to the F/P One Year Date, but only until such time as such claim for indemnification specifically against the Adjusted Indemnity Holdback Amount has been satisfied or otherwise resolved pursuant to this Article IX.

(ii)           Any claim for indemnification pursuant to this Agreement (other than against the Adjusted Indemnity Holdback Amount, and subject to the limitations contained herein (including pursuant to Sections 9.01(c)(i) and 9.02(c)(iii)) pursuant to Section 9.02(a)(ii) will remain in full force and effect only until the three (3) year anniversary of the date hereof (the “F/P Three Year Date”), at which point such section and any claim for indemnification pursuant to this Agreement (subject to the limitations contained herein (including pursuant to Sections 9.01(c)(i) and 9.02(c)(iii)) on account of such section shall automatically terminate and any rights and obligations thereunder shall irrevocably and unconditionally be waived; provided, however, that such section shall continue to survive if any claim for indemnification or reimbursement on account of such section is made by any Parent Indemnified Party on or prior to the F/P Three Year Date, but only until such time as such claim for indemnification or reimbursement has been satisfied or otherwise resolved pursuant to this Article IX.

Section 9.02.             Indemnification by the Indemnitors.

(a)           (i)             Subject to the other provisions of this Article IX, from and after the Closing Date, each Stockholder and SARs Participant (each, an “Indemnitor” and collectively, the “Indemnitors”), in accordance with its Pro Rata Amount, shall severally indemnify, defend and hold harmless Parent and its Subsidiaries (for avoidance of doubt, including the Surviving Company and its Subsidiaries), and their respective directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns (the “Parent Indemnified Parties”) from and against any and all Losses actually incurred or suffered by any such Parent Indemnified Parties as a result of, with respect to, arising from or in connection with:

(A)           any misrepresentation or breach of any representation or warranty contained in Article III of this Agreement;

(B)           any breach or any failure by the Interest Holder Representative to perform any covenant or agreement of the Interest Holder Representative set forth in this Agreement;

(C)           all Pre-Closing Taxes; and

(D)           any amounts paid to holders of the Company Stock pursuant to Section 2.10, but only to the extent that such payments, in the case of each Dissenting Stockholder, exceeds the amount of Merger Consideration such Stockholder would have received pursuant to this Agreement if she, he or it had not exercised dissenter’s rights.

(ii)            Subject to the other provisions of this Article IX (including Section 9.02(c)(iii)), from and after the Closing Date, each Indemnitor, in accordance with its Pro Rata Amount, shall severally indemnify, defend and hold harmless any Parent Indemnified Party from and against any and all Losses actually incurred or suffered by any such Parent Indemnified Party as a result of, with respect to, arising from or in connection with those items specifically set forth on Section 9.02(a)(ii) of the Company Disclosure Letter.

(b)           Limitations.  Notwithstanding anything contained in this Agreement to the contrary, but subject to the second sentence of this Section 9.02(b), the Indemnitors shall be required to indemnify and hold harmless Parent Indemnified Parties pursuant to Section 9.02(a) with respect to Losses incurred by Parent Indemnified Parties only to the extent the aggregate Losses exceed Four Hundred Thousand Dollars ($400,000) (the “Basket”), whereupon the Indemnitors shall then be liable for all Losses in excess of such Basket; provided, that, except as specifically provided in Section 6.07 with respect to the Earn-Out Cap, Section 6.09 with respect to the Special Holdback Amount and in Section 9.02(c)(iii) with respect to the F/P Amount, the maximum aggregate liability of the Indemnitors taken together for all Losses pursuant to this Agreement shall not exceed the Adjusted Indemnity Holdback Amount (the “Cap”).  Notwithstanding the foregoing, the Basket and the Cap shall not apply to claims that relate to a breach or inaccuracy of the Company Fundamental Representations and the Statutory Representations and to Claims under Section 9.02(a)(i)(D) (the “Exclusions”); provided further, that in no event shall any Indemnitor be liable for Losses pursuant to this Agreement in excess of the actual amount of the Merger Consideration that is paid in cash and received by each such Indemnitor pursuant to this Agreement.

(c)           Holdback Amount.

(i)            Notwithstanding anything herein to the contrary, except with respect to Losses relating to the Exclusions, the Remaining Payment Obligations and Losses pursuant to Section 9.02(a)(ii), the sole and exclusive source of funds for satisfaction of any claims against the Indemnitors or the Interest Holder Representative under this Agreement, including claims under Section 2.13, pursuant to Sections 6.06, 6.07, 6.08 and 6.09 and any claims that the Parent Indemnified Parties may have against the Indemnitors pursuant to this Agreement, shall be (A) an offset against the Adjusted Indemnity Holdback Amount, (B) solely with respect to recovering under Section 6.07, an offset against (x) the Adjusted Indemnity Holdback Amount and, (y) to the extent the Adjusted Indemnity Holdback Amount is exhausted and subject to Section 2.14(g), any Yearly Earn-Out Payment earned but not yet paid, (C) solely with respect to recovering under Section 6.09 (as it relates to the Special Holdback Projects), an offset against the Adjusted Special Holdback Amount, and (D) solely with respect to recovery under Section 2.13, the Net Worth Reserve.

(ii)           All claims for Losses made by any Parent Indemnified Party in respect of Exclusions shall first be satisfied by an offset against the Adjusted Indemnity Holdback Amount, and no Parent Indemnified Party shall be permitted to make a claim in respect of Exclusions (other than a claim for offset against the Adjusted Indemnity Holdback Amount) pursuant to this Agreement until the Adjusted Indemnity Holdback Amount is fully depleted.  No offset can be made pursuant to this Article IX against the Adjusted Indemnity Holdback Amount unless the Interest Holder Representative consents in writing or there is a Final Order.

(iii)           F/P Indemnity.

(A)          At any time on or prior F/P One Year Date:

(1)           All claims for Losses made by any Parent Indemnified Party pursuant to Section 9.02(a)(ii) shall first be satisfied by an offset against the Adjusted Indemnity Holdback Amount, and no Parent Indemnified Party shall be permitted to make a claim pursuant to Section 9.02(a)(ii) (other than a claim for offset against the Adjusted Indemnity Holdback Amount) until the Adjusted Indemnity Holdback Amount is fully depleted.

(2)           In the event and at such time as the Adjusted Indemnity Holdback Amount is fully depleted and insufficient to cover all or any part of any indemnification obligation pursuant to Section 9.02(a)(ii), Parent shall be entitled to recover an amount equal to any such deficiency directly from the Interest Holders, severally in accordance with their Pro Rata Amounts.

(3)           In the event that (x) any payment obligations for Losses pursuant to Section 9.02(a)(ii) are satisfied out of the Adjusted Indemnity Holdback Amount (the aggregate amount of such satisfied payment obligations, the “Depleted Amount”) and (y) Parent Indemnified Parties have a separate, undisputed claim of offset against the Adjusted Indemnity Holdback Amount pursuant to this Agreement that cannot be satisfied as a direct result of the payment of the Depleted Amount, then the Indemnitors, severally in accordance with their Pro Rata Amounts, shall promptly pay to Parent an amount equal to the Depleted Amount in order to replenish the Adjusted Indemnity Holdback Amount; provided, that the Indemnitors shall not be obligated to replenish the Adjusted Indemnity Holdback Amount pursuant to this Section 9.02(c)(iii)(A)(3), in the aggregate, in an amount that exceeds the F/P Amount.

(B)           For the avoidance of doubt, the Adjusted Indemnity Holdback Amount shall not be available to Parent for satisfaction of any claims pursuant to Section 9.02(a)(ii) asserted following the F/P One Year Date.

(C)           Notwithstanding anything herein to the contrary and for the avoidance of doubt, (x) the maximum aggregate liability of the Indemnitors for all payment obligations (including replenishment pursuant to Section 9.02(c)(iii)(A)(3)) for Losses (if any) directly against them (other than as an offset against the Adjusted Indemnity Holdback Amount) in respect of claims under Section 9.02(a)(ii) shall not exceed the F/P Amount, and (y) no Indemnitor shall be obligated to indemnify or replenish pursuant to Sections 9.02(a)(ii) and 9.02(c)(iii)(A)(3), respectively, in an amount greater than such Indemnitor’s Pro Rata Amount of the F/P Amount.

(d)           Offset Against Earn-Out Payments.  To the extent any amounts required to be paid by the Interest Holders under this Article IX in respect of Exclusions exceed the Adjusted Indemnity Holdback Amount (including because the Indemnity Holdback Payment Date has occurred), then Parent shall be entitled to, in its sole discretion, (i) proceed directly against the Interest Holders for such excess amount or (ii) offset such amounts against any Earn-Out Payment payable to the Interest Holders.

(e)           Materiality.  Notwithstanding anything to the contrary set forth herein, solely for the purposes of Section 9.02(a)(i)(A) in determining the amount of any Loss suffered by a Parent Indemnified Party related to, but not whether there has occurred, a breach of any representation or warranty contained in Article III of this Agreement, the representations and warranties set forth in Article III of this Agreement (other than Section 3.07(i) (Absence of Certain Changes - Company Material Adverse Effect)) shall be considered without regard to any “material,” “Company Material Adverse Effect,” or similar qualifications set forth therein.

Section 9.03.             Indemnification by Parent.  Subject to the other provisions of this Article IX, from and after the Closing Date, Parent shall indemnify, defend and hold harmless the Stockholders and the SARs Participants and their respective directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by any such Seller Indemnified Parties as a result of, with respect to, arising from or in connection with: (i) any misrepresentation or breach of any representation or warranty of Parent or Merger Sub set forth in Article IV of this Agreement; (ii) any breach of or any failure to perform any covenant or agreement of Parent, Merger Sub or the Surviving Company set forth in this Agreement; or (iii) the ownership and operation of the Surviving Company and its Subsidiaries and their respective businesses from and after the Closing.

Section 9.04.             Miscellaneous.

(a)           Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to recover more than the full amount of any Loss incurred by such Indemnified Party under the provisions of this Agreement in respect of any such Loss.  Without limiting the generality of the foregoing, the amount of any Losses subject to indemnification under Section 9.02 or payments to be made to Parent pursuant to Sections 6.06, 6.07, 6.08 or 6.09 shall be reduced by (i) all insurance or other third-party indemnification proceeds actually recovered by the Parent Indemnified Parties from third parties (net of costs or recovery or increased insurance premiums resulting from such claim) and (ii) the amount of any Tax benefit (whether in the form of reduced Taxes payable or increased rights to Tax refunds or otherwise) actually realized by any Parent Indemnified Party or its Affiliates as a result of such Losses.  If a Parent Indemnified Party or any of its Affiliates actually realizes any Tax benefit in any Tax year or period after receiving an indemnification payment for a Loss, Parent shall pay to the Interest Holder Representative (for the benefit of the Holders) the amount of such Tax benefit to the extent such Tax benefit did not reduce the indemnity payment for the Loss.  The amount of any payment for a Tax benefit that is due under the prior sentence shall be paid within ten (10) days of the due date of the Tax Return, including any extensions to such due date, with respect to which the Tax benefit is realized (or, if the Tax benefit is in the form of an increased refund, within ten (10) days of the receipt of such Tax refund from the applicable Governmental Authority).  Parent, the Surviving Company and its Subsidiaries shall use commercially reasonable efforts to claim and recover any Losses suffered by the Parent Indemnified Parties under any such insurance policies or from other third parties, and to realize any such Tax benefit.

No Indemnitor shall be liable pursuant to Article IX to any Parent Indemnified Party or pursuant to Sections 6.06, 6.07, 6.08 or 6.09 to Parent for (i) any consequential, incidental, indirect, exemplary, special or punitive Losses or Losses for lost profits (except as otherwise payable pursuant to a Third Party Claim), and (ii) any incremental Losses that arise solely as a result of any action taken by Parent and its Affiliates (other than the Company and its Subsidiaries).

(b)           Notwithstanding anything herein to the contrary, any liability for indemnification under this Article IX, pursuant to the post-Closing Purchase Price adjustments in Section 2.13 or pursuant to Sections 6.06, 6.07, 6.08 and 6.09 shall be determined without duplication of recovery to the extent that such liability was resolved or finally accounted for pursuant to such other sections.

(c)           Notwithstanding anything herein to the contrary, no Parent Indemnified Party shall be permitted to make, or have, a claim in respect of or related to Section 9.02(a)(ii), the Exclusions or the Net Adjustment Amount (other than a claim for payment from the Net Worth Reserve, offset against the Adjusted Indemnity Holdback Amount or the Adjusted Special Holdback Amount or offset against the Earn-Out Payments) pursuant to this Agreement unless it makes a claim, and pursues such claim in good faith, against all Indemnitors, the Kornfeld Group, the Segal Group and the Roman Group, in each case whose Pro Rata Amount is 5% or greater, (i) severally, in accordance with their respective Pro Rata Amount and (ii) at the same time; provided that in no event shall any Indemnitor or member of the Kornfeld Group, the Segal Group or the Roman Group be liable for more than its Pro Rata Amount of such Loss.

Section 9.05.             Claims.

(a)           Notice of Claim.  Promptly after the receipt by a Parent Indemnified Party or a Stockholder Indemnified Party, as appropriate (the “Indemnified Party”), of a notice of any claim, action, suit or proceeding by any third party (a “Third Party Claim”) or upon becoming aware of any other facts, circumstances or events, in either case that would reasonably give rise to a right to indemnification pursuant to this Article IX, such Indemnified Party shall give written notice of such claim (a “Claim Notice”) to the indemnifying party hereunder (the “Indemnifying Party”), stating the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of such indemnification, except if (i) (and then only) to the extent that the Indemnifying Party is actually prejudiced thereby or (ii) the notice is provided following the survival period provided in Section 9.01.  Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim or such other claim.

(b)           Assumption of Defense of Third Party Claims.  The Indemnifying Party shall have the right (but not the obligation) to assume control of the defense of the Indemnified Party against any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Third Party Claim (x) if it elects to do so within twenty (20) Business Days following receipt of the notice with respect thereto and (y) so long as the Indemnifying Party conducts such defense actively and diligently.  The Indemnifying Party may not assume control of the defense of a Third Party Claim if the Third Party Claim of which it seeks to assume control (i) solely seeks non-monetary relief; (ii) involves criminal or quasi-criminal allegations; (iii) involves a claim which the Indemnifying Party failed or is failing to vigorously prosecute or defend; or (iv) involves a claim that is reasonably expected to result in Losses to the Indemnified Party in excess of the Indemnifying Party’s indemnification obligation hereunder in light of the limitations set forth in this Article IX; provided, however, that in the event of any such Third Party Claim, the  Indemnifying Party shall have the right to consult with the Indemnified Party and, at the Indemnifying Party’s sole cost, be an active participant in the defense of such Third Party Claim, and the Indemnifying Party shall give due regard to the views of the Indemnifying Party.  The Indemnifying Party shall not, in the defense of such Third Party Claim, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless (1) there is no finding or admission of any violation of any applicable Law, (2) the sole relief provided is monetary damages that are reimbursed in full as indemnified Losses and (3) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall be entitled to participate in the defense of the claim, but the Indemnified Party shall bear the fees and expenses of any counsel retained by it to participate in its defense unless either of the following apply:  (A) the employment of such counsel has been authorized in writing by the Indemnifying Party or (B) the Indemnifying Party’s legal counsel has advised the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel.  If either clause (A) or (B) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel reasonably acceptable to the Indemnifying Party at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the reasonable costs and expenses of more than one such separate counsel for any one Third Party Claim.  If the Indemnifying Party elects not to assume control of the defense of an action contemplated by this Article IX within the manner contemplated above, or, if control of the defense of such action is assumed by the Indemnifying Party, or if the Indemnifying Party fails to conduct the defense actively and diligently, (I) the Indemnified Party may defend against the action in any manner it reasonably may deem appropriate; provided, however, that the Indemnified Party shall consult with the Indemnifying Party in connection therewith; (II) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the action (including reasonable attorneys’ fees and expenses) to the extent such costs are Losses for which the Indemnified Party is entitled to indemnification therefor hereunder; and (III) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the action to the extent such costs are Losses for which the Indemnified Party is entitled to indemnification therefor hereunder.

(c)           To the extent there is any inconsistency between this provision and the provisions of Section 6.11 as to any Tax matter, the provisions of Section 6.11 shall control.

Section 9.06.            Mitigation.  Each party hereto shall take all reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto or shall cooperate with the others with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder; provided, however, that such party shall not be required to (a) make such efforts if they would be detrimental in any material respect to such party or (b) incur any material out-of-pocket costs or expenses in connection with such efforts unless the applicable Indemnifying Party has agreed in writing to reimburse such party for any such costs or expenses.

Section 9.07.            Sole and Exclusive Remedy.  Notwithstanding anything herein to the contrary, except (i) as otherwise provided in the proviso below, (ii) any post-Closing payments owed or made pursuant to Section 2.13 and (iii) with respect to the matters governed by Sections 6.06, 6.07, 6.08, 6.09 and 6.13, and in each case subject to the limitations contained therein, (x) the indemnification provided for in this Article IX shall be the exclusive post-Closing remedy available to any parties to this Agreement or any Indemnified Party in connection with any Losses arising out of the matters set forth in this Agreement (other than those matters set forth in Section 9.02(a)(ii) of the Company Disclosure Letter) or the transactions contemplated hereby and (y) the indemnification provided for in Section 9.02(a)(ii) shall be the exclusive post-closing remedy available to the Parent Indemnified Parties in respect of the matters set forth in Section 9.02(a)(ii) of the Company Disclosure Letter); provided, however, that nothing herein will limit in any way any such Indemnified Party’s (A) remedies in respect of fraud or (B) rights hereunder to injunctive or other equitable relief to enforce its rights under this Agreement or in connection with the transactions contemplated hereby.

Section 9.08.            Tax Matters.  In addition to the other limitations contained in this Agreement, the Indemnitors obligations with respect to Taxes (and related Losses) shall be further limited as follows:  (i) no Indemnitor  shall have any responsibility for Taxes (or related Losses) that are not Pre-Closing Taxes; (ii) no Indemnitor shall have any responsibility for Taxes (or related Losses) to the extent such Tax was included as a liability (or offset to any asset) in the computation of the Final Closing Date Net Worth or the computation of the Payroll Tax Reimbursements; (iv) no Indemnitor shall have any responsibility for any Taxes (or related Losses) that arise from the Parent’s breach of any covenant or other agreement in Section 6.11; and (v) and  no Indemnitor shall have responsibility for any withholding Taxes relating to the Aggregate Closing SARs Consideration.

ARTICLE X

GENERAL PROVISIONS

Section 10.01.          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given and received when (i) delivered personally, (ii) on delivery by registered or certified mail (postage prepaid, return receipt requested), (iii) one (1) Business Day after being delivered by an overnight courier (with confirmation), or (iv) when sent by facsimile (with confirmation) followed by delivery via overnight courier service, in each case to the parties at the following addresses or facsimile numbers, as the case may be (or at such other address or facsimile number for a party as shall be specified by like changes of address or facsimile number) and shall be effective upon receipt:

If to the Company:

GreenStar Services Corporation
30 North MacQuesten Parkway
Mount Vernon, New York 10550
Attn:  Gary Segal
Facsimile:  (718) 845-4667

with copies (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, New York
Attn:  Bradley C. Vaiana
Facsimile:  (212) 294-4700

if to the Interest Holder Representative:

GreenStar IH Rep LLC
c/o Eos Management, L.P.
320 Park Avenue
New York, NY 10022
Attn:  Mark First
Facsimile:  (212) 832-5815

with copies (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, New York
Attn:  Bradley C. Vaiana
Facsimile:  (212) 294-4700

if to Parent or Merger Sub, to:

Tutor Perini Corporation
15901 Olden Street
Sylmar, CA 91342
Attn:  Ronald N. Tutor, Chairman & CEO
Facsimile:  (818) 367-9574

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C.  20005-5793
Attn:     George P. Stamas
              Daniel J. Michaels
Facsimile:  (202) 879-5200

Section 10.02.           Further Assurances.  The parties agree (a) to furnish upon request to each other such information, (b) to execute and deliver to each other such other documents, and (c) to do such acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby and the documents referred to in this Agreement and the transactions contemplated thereby.

Section 10.03.           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.04.           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.05.           Entire Agreement.  This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.06.           Assignment.  This Agreement shall not be assigned by operation of Law or otherwise, except with the prior written consent of the other parties.

Section 10.07.           Parties in Interest.  Subject to Section 10.06, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and except in respect of the Persons receiving a benefit pursuant to Sections 6.02 and 6.13 (each of which are deemed third party beneficiaries), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

Section 10.09.           Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby (i) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware, (ii) agree not to object to venue in such courts or to claim that such forum is inconvenient, and (iii) agree that notice or the service of process in any Proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 10.01 hereof.  Except as otherwise set forth herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

Section 10.10.          Amendments.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, Merger Sub, the Company and the Interest Holder Representative (on behalf of the Interest Holders).

Section 10.11.          Counterparts.  This Agreement may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

Section 10.12.          Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Annexes, such reference will be to an Article or Section of or Exhibit or Annex to this Agreement unless otherwise indicated.  The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein that are defined in GAAP have the meanings ascribed to them therein.  No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against either party hereto.  The Company Disclosure Letter, as well as all Exhibits and the Annex hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  This Agreement will not be interpreted or construed to require either party to take any action, or fail to take any action, if to do so would violate any applicable Law.  References to the “other party” or “either party” will be deemed to refer to the Company, Parent or the Merger Sub, as the case may be.  References herein to “ordinary course of business” shall be deemed to include “in a manner consistent with past practices.”

Section 10.13.          Company Disclosure Letter.  Notwithstanding anything in this Agreement or the Company Disclosure Letter to the contrary, (a) the Company Disclosure Letter is qualified in its entirety by reference to this Agreement and does not constitute, and shall not be deemed as constituting representations, warranties, or covenants of the Company or any of its Subsidiaries or any Stockholder, (b) any fact or item which is disclosed in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement to which the relevance of such fact or item would be reasonably apparent, and (c) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed to be an admission that such item represents an exception or a material fact, event or circumstance or an admission of liability to a Person or that such item has or would reasonably be expected to have a Company Material Adverse Effect.

Section 10.14.          Jury Trial Waiver.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.15.           Transfer of Privilege; Waiver of Conflict.

(a)           Parent and Merger Sub: (i) acknowledge that Winston & Strawn LLP has represented the Company in connection with the transactions provided for herein and that, effective upon the Closing, the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to the Stockholders, on behalf of the Company, all of the Company’s right to, title to and interest in all communications with, and work product of, Winston & Strawn LLP as they relate to this Agreement and the transactions contemplated hereby, the documents related hereto and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, (ii) agree that the intent and effect of this provision is to grant the Stockholders (including by and through the Interest Holder Representative) control over the exercise of the attorney-client privilege held by the Company in respect of this Agreement and the transactions contemplated hereby (but not any other matters), the related documents and the transactions effected by each and the preparation and negotiation thereof, together with all written or other materials consisting of, containing, summarizing or embodying such communications and work product, and (iii) agree that after the Closing, the Company will not knowingly waive the attorney-client privilege belonging to the Company, if any, relating to any matter relating to this Agreement and the transactions contemplated hereunder, all related documents and the transactions effected by each and the preparation and negotiation thereof occurring before the Closing or intentionally disclose the content of communications or work product related to such privilege to any person, without the express written consent of Stockholders (which consent shall not be unreasonably withheld, conditioned or delayed, and maybe delivered on the Stockholders’ behalf by the Interest Holder Representative).

(b)           The parties further intend that the Stockholders and/or the Interest Holder Representative have the right, should they so choose, to have the benefit of representation by Winston & Strawn LLP in connection with post-Closing matters concerning this Agreement, any agreements related thereto, and the transactions contemplated hereunder and thereunder.  Accordingly, each party agrees that this Agreement will (i) constitute consultation with respect to the potential conflict of interest that Winston & Strawn LLP may have as a result of its representation of the Company both historically and in connection with this Agreement, any agreements related thereto, and the transactions contemplated hereunder and thereunder, (ii) confirm that each party understands the risks associated with potential conflicts of interest and that the parties have alternatives to waiving the potential conflict (including refusing to waive the potential conflict or declining to engage in the matter giving rise to the potential conflict), and (iii) that the parties still wish to consent to Winston & Strawn LLP’s representation, if requested, of the Stockholders (or any of them) and/or the Interest Holder Representative in connection with matters relating to this Agreement, any agreements related thereto and/or the transactions contemplated hereunder and/or thereunder, and waive any conflicts of interest which may exist as a result of such representations, including in connection with any litigation or adversarial proceeding arising among the parties, or any of them, regarding this Agreement, any agreements related thereto and the transactions contemplated hereunder and thereunder.

Section 10.16.          No Right to Setoff.  Notwithstanding anything to the contrary, in no event is the Parent entitled or permitted to setoff any amounts owed by any Person to the Parent against any amounts owed by the Parent under the Promissory Note.  For the avoidance of doubt, the foregoing shall not limit the mechanic set forth in Section 2.13(d)(ii).

[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

TUTOR PERINI CORPORATION

By:	/s/ Kenneth R. Burk
Print Name:	Kenneth R. Burk
Title:	Executive Vice President and CFO

[Signature Page to the Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

GALAXY MERGER, INC.

By:	/s/ Kenneth R. Burk
Print Name:	Kenneth R. Burk
Title:	Executive Vice President and CFO

[Signature Page to the Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

GREENSTAR SERVICES CORPORATION

By:	/s/ Gary Segal
Print Name:	Gary Segal
Title:	Chief Executive Officer

[Signature Page to the Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

GREENSTAR IH REP LLC

By:	Eos Management, L.P., its Sole Member
solely in its capacity as the Interest Holder Representative

By:	/s/ Brian D. Young
Print Name:	Brian D. Young
Title:	Chairman

[Signature Page to the Merger Agreement]